UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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 Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
HealthSouth Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 1, 2014

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2014 Annual Meeting of Stockholders of HealthSouth Corporation, to be held on Thursday, May 1, 2014, at 11:00 a.m., central time, at our corporate headquarters at 3660 Grandview Parkway, Birmingham, Alabama.

We will review our 2013 performance, discuss our outlook for 2014, and respond to any questions you may have. We will also consider the items of business described in the Notice of Annual Meeting of Stockholders and Internet Availability of Proxy Materials and in the Proxy Statement accompanying this letter. The Proxy Statement contains important information about the matters to be voted on and the process for voting, along with information about HealthSouth, its management and its directors.

Every stockholder’s vote is important to us. Even if you plan to attend the annual meeting in person, please promptly vote by submitting your proxy by phone, by internet or by mail. The “Commonly Asked Questions” section of the Proxy Statement and the enclosed proxy card contain detailed instructions for submitting your proxy. If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

As previously announced, I will not stand for re-election to the board of directors at our 2014 annual meeting. During my tenure, I have been humbled by the work of the 23,600 employees of HealthSouth who focus daily on providing our patients with the best possible care. I am proud to have served as chairman of this outstanding organization and am confident HealthSouth is well-positioned for the future.

On behalf of the directors, management and employees of HealthSouth, thank you for your continued support of and ownership in our company.

Sincerely,

Jon F. Hanson Chairman of the Board of Directors

HEALTHSOUTH CORPORATION

Notice of Annual Meeting of Stockholders

and

Internet Availability of Proxy Materials

TIME	11:00 a.m., central time, on Thursday, May 1, 2014

PLACE

HEALTHSOUTH CORPORATION

Corporate Headquarters

3660 Grandview Parkway, Suite 200

Birmingham, Alabama 35243

Directions to the annual meeting are available by calling

Investor Relations at 1-205-968-6400

ITEMS OF BUSINESS	(1)	To elect ten directors to the board of directors to serve until our 2015 annual meeting of stockholders.
• The board of directors recommends a vote FOR each nominee.
	(2)	To ratify the appointment by HealthSouth’s Audit Committee of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm.
• The board of directors recommends a vote FOR ratification.
	(3)	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the HealthSouth Corporation Definitive Proxy Statement for the 2014 annual meeting.
• The board of directors recommends a vote FOR the approval of the compensation of our named executive officers.
	(4)	To transact such other business as may properly come before the annual meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a holder of record of HealthSouth common or preferred stock on March 4, 2014.

PROXY VOTING	Your vote is important. Please vote in one of these ways:
	(1)	Via internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter the control number printed on your proxy card;
	(2)	By telephone: Call toll-free 1-866-232-3037 and follow the instructions. You will need to enter the control number printed on your proxy card;
	(3)	In writing: Complete, sign, date and promptly return your proxy card in the enclosed envelope; or
	(4)	Submit a ballot in person at the annual meeting of stockholders.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholders Meeting to be Held on May 1, 2014

HealthSouth’s Proxy Statement on Schedule 14A, form of proxy card, and 2013 Annual Report (including the 2013 Annual Report on Form 10-K) are available at http://www.proxyvote.com after entering the control number printed on your proxy card.

Birmingham, Alabama	John P. Whittington
April 1, 2014	Corporate Secretary

HEALTHSOUTH CORPORATION

PROXY STATEMENT

i

APPENDIX A - NOTE REGARDING PRESENTATION OF NON-GAAP FINANCIAL MEASURES

ii

HEALTHSOUTH CORPORATION

PROXY STATEMENT

The annual meeting of stockholders of HealthSouth Corporation, a Delaware corporation (“HealthSouth,” or also “we,” “us,” “our,” or the “Company”), will be held on May 1, 2014, beginning at 11:00 a.m., central time, at our principal executive offices located at 3660 Grandview Parkway, Birmingham, Alabama 35243. We encourage all of our stockholders to vote at the annual meeting, and we hope the information contained in this document will help you decide how you wish to vote at the annual meeting.

Why did I receive these proxy materials?

We are furnishing this proxy statement in connection with the solicitation by our board of directors of proxies to be voted at our 2014 annual meeting and at any adjournment or postponement. At our annual meeting, stockholders will act upon the following proposals:

•	to elect ten directors to the board of directors to serve until our 2015 annual meeting of stockholders;

•	to ratify the appointment by the Audit Committee of our board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for the 2014 annual meeting; and

•	to transact such other business as may properly come before the 2014 annual meeting of stockholders and any adjournment or postponement.

These proxy solicitation materials are being sent to our stockholders on or about April 1, 2014.

What do I need to attend the meeting?

Attendance at the 2014 annual meeting of stockholders is limited to stockholders. Registration will begin at 10:30 a.m. central time and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Additional rules of conduct regarding the meeting will be provided at the meeting.

Who is entitled to vote at the meeting?

The board of directors has determined that those stockholders who are recorded in our record books as owning shares of our common stock or preferred stock as of the close of business on March 4, 2014, are entitled to receive notice of and to vote at the annual meeting of stockholders. As of the record date, there were 88,612,884 shares of our common stock issued and outstanding and 96,245 shares of our 6.50% Series A Convertible Perpetual Preferred Stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee, or both. Our common stock and our preferred stock are our only classes of outstanding voting securities. Each share of common stock and preferred stock is entitled to one vote on each matter properly brought before the annual meeting. Our common stock and preferred stock vote together as a class.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares will constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. Submitting your proxy by telephone, by internet or by mail will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

Shares held beneficially in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Owners of shares held in street name that expect to attend and vote at the meeting should contact their broker, bank or nominee as soon as possible to obtain the necessary proxy.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank, or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee. The internet and telephone voting procedures established for our stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm those instructions have been properly recorded. Internet and telephone voting for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. eastern time on April 30, 2014. The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

•	BY INTERNET – If you have internet access, you may submit your proxy from any location in the world by following the “internet” instructions on the proxy card. Please have your proxy card in hand when accessing the website.

•	BY TELEPHONE – If you live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “telephone” instructions on the proxy card. Please have your proxy card in hand when you call.

•	BY MAIL – You may do this by marking, signing, and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank, or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you do not have the pre-addressed envelope available, please mail your completed proxy card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you cast your vote in any of the ways set forth above, your shares will be voted in accordance with your voting instructions unless you validly revoke your proxy. We do not currently anticipate that any other matters will be presented for action at the annual meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.

Can I access the proxy statement and annual report on the internet?

Yes. This proxy statement, the form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”) are available at http://www.proxyvote.com. If you are a stockholder of record and would like to access future Company proxy statements and annual reports electronically instead of receiving paper copies in the mail, there are several ways to do this. You can mark the appropriate box on your proxy card or follow the instructions if you vote by telephone or the internet. If you choose to access future proxy statements and annual reports on the internet, you will receive a proxy card in the mail next year with instructions containing the internet address for those materials. Your choice will remain in effect until you advise us otherwise. If you have internet access, we hope you make this choice. Receiving future annual reports and proxy statements via the internet will be simpler for you, will save the Company money and is friendlier to the environment.

A copy of our 2013 Form 10-K and the proxy materials are also available without charge from the “Investors” section of our website at http://investor.healthsouth.com. The 2013 Form 10-K and the proxy materials are also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary.

Rules adopted by the Securities and Exchange Commission permit the Company to provide stockholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically. If we decide to take advantage of this electronic delivery alternative in the future, stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions on how to access the materials on the internet.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the annual meeting by:

•	filing with our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243 a signed, original written notice of revocation dated later than the proxy you submitted;

•	submitting a duly executed proxy bearing a later date;

•	voting by telephone or internet on a later date; or

•	attending the annual meeting and voting in person.

In order to revoke your proxy, we must receive an original notice of revocation of your proxy at the address in the first bullet above sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means. If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy you have previously granted; you must vote in person at the annual meeting to revoke your proxy.

If your shares are held by a broker, bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank, or nominee.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

What is “householding” and how does it affect me?

In accordance with notices previously sent to stockholders, we are delivering one annual report that includes a proxy statement in a single envelope addressed to all stockholders who share a single address unless they have notified us they wish to “opt out” of the program known as “householding.” Under this procedure, stockholders of record who have the same address and last name receive only one copy of proxy materials. Householding is intended to reduce our printing and postage costs and material waste. WE WILL DELIVER A SEPARATE COPY OF THE ANNUAL REPORT OR PROXY STATEMENT PROMPTLY UPON WRITTEN OR ORAL REQUEST. You may request a separate copy by contacting our corporate secretary at 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, or by calling 1-205-967-7116.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by writing to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-800-542-1061, and we will cease householding all such disclosure documents within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. If you own shares in nominee name (such as through a broker), information regarding householding of disclosure documents should have been forwarded to you by your broker.

Is there a list of stockholders entitled to vote at the meeting?

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders for any purpose germane to the meeting, during regular business hours at the meeting place, for ten days prior to the meeting.

What constitutes a quorum to transact business at the meeting?

Before any business may be transacted at the annual meeting, a quorum must be present. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of all of our capital stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 88,612,884 shares of our common stock and 96,245 shares of our preferred stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of a quorum.

What is the recommendation of the board of directors?

Our board of directors unanimously recommends a vote:

•	“FOR” the election of each of our ten nominees to the board of directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm; and

•	“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

What vote is required to approve each item?

The vote requirements for the proposals are as follows:

•	Each nominee for director named in Proposal One will be elected if the votes for the nominee exceed 50% of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes.

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm will be approved if the votes cast for the proposal exceed those cast against the proposal. Broker non-votes will not be counted as votes cast for or against the proposal.

Please note that “say-on-pay,” Proposal Three, is only advisory in nature and has no binding effect on the Company or our board of directors. Our board of directors will consider Proposal Three approved if the votes cast in favor of that proposal exceed the votes cast against it. Broker non-votes will not be counted as votes cast for or against the proposal.

A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of the independent registered public accounting firm even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “nondiscretionary” matter including a director election, an equity compensation plan, a matter relating to executive compensation, certain corporate governance changes, or any stockholder proposal. In that case, without your voting instructions, a broker non-vote will occur. An “abstention” will occur at the annual meeting if your shares are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. You should consult your broker if you have questions about this.

The affirmative vote of at least a majority of our issued and outstanding shares present, in person or by proxy, and entitled to vote at the annual meeting will be required to approve any stockholder proposal validly presented at a meeting of stockholders. Under applicable Delaware law, in determining whether any stockholder proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against any stockholder proposal, but broker non-votes will be ignored. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the annual meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares of common stock and preferred stock are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the voting results in a Current Report on Form 8-K to be filed with the SEC no later than four business days following the end of the annual meeting. If preliminary results are reported initially, we will update the filing when final, certified results are available.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., acting as the inspector of election, will tabulate and certify the votes.

Who will pay for the cost of this proxy solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to access the proxy materials or vote over the internet, however, you are responsible for internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians, and other fiduciaries who hold shares of our stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse the reasonable out-of-pocket expenses they incur in doing so.

Who should I contact if I have questions?

If you are a holder of our preferred stock or hold our common stock through a brokerage account and you have any questions or need assistance in voting your shares, you should contact the broker or bank where you hold the account.

If you are a registered holder of our common stock and you have any questions or need assistance in voting your shares, please call our Investor Relations department at 1-205-968-6400.

As an additional resource, the SEC website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT WILL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Proposal 1 – Election of Directors

Director Nominees

Our board of directors currently consists of eleven members. As previously announced, Mr. Jon F. Hanson, the current chairman of the board, is not standing for re-election, so his term ends effective as of the adjournment of our 2014 annual meeting of stockholders. In connection with the end of Mr. Hanson’s term, our board unanimously approved on February 14, 2014 a decrease in the number of directors to ten effective as of the adjournment of our 2014 annual meeting. Accordingly, the board, based on the recommendation of the Nominating/Corporate Governance Committee, proposes that each of the ten nominees listed below be elected at the annual meeting as members of our board of directors, to serve until our 2015 annual meeting of stockholders.

Each director nominee named in Proposal One will be elected if the votes for that nominee exceed 50% of the number of votes cast with respect to that nominee. Votes cast with respect to a nominee will include votes to withhold authority but will exclude abstentions and broker non-votes. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our board of directors. We have no reason to believe that any of the following nominees will be unable to serve. Below we have provided information relating to each of the director nominees proposed for election by our board of directors, including a brief description of why he or she was nominated.

Name of Nominee	Age	Current Roles	Date Became Director
John W. Chidsey *	51	Director; Member of Audit Committee (Chairman) and Finance Committee	10/2/2007
Donald L. Correll *	63	Director; Member of Audit Committee and Finance Committee	6/29/2005
Yvonne M. Curl *	59	Director; Member of Compensation Committee and Compliance/Quality of Care Committee (Chairman)	11/18/2004
Charles M. Elson *	54	Director; Member of Finance Committee (Chairman) and Nominating/Corporate Governance Committee	9/9/2004
Jay Grinney	63	Director; President and Chief Executive Officer	5/10/2004
Joan E. Herman *	60	Director; Member of Compensation Committee and Compliance/Quality of Care Committee	1/25/2013
Leo I. Higdon, Jr. *	67	Director; Member of Compensation Committee and Compliance/Quality of Care Committee	8/17/2004
Leslye G. Katz *	59	Director; Member of Audit Committee and Nominating/Corporate Governance Committee	1/25/2013
John E. Maupin, Jr. *	67	Director; Member of Nominating/Corporate Governance Committee (Chairman) and Compliance/Quality of Care Committee	8/17/2004
L. Edward Shaw, Jr. *	69	Director; Member of Compensation Committee (Chairman) and Nominating/Corporate Governance Committee	6/29/2005

  *Denotes independent director.

There are no arrangements or understandings known to us between any of the nominees listed above and any other person pursuant to which that person was or is to be selected as a director or nominee, other than any arrangements or understandings with persons acting solely as directors or officers of HealthSouth.

John W. Chidsey

Mr. Chidsey currently serves as the executive chairman of Red Book Connect, LLC. Red Book Connect is a provider of comprehensive cloud-based technology with expertise in hiring, training, scheduling, back office and standardization for use by small businesses. From the time of the October 2010 sale of Burger King Holdings, Inc. to 3G Capital until April 18, 2011, Mr. Chidsey served as co-chairman of the board of directors of Burger King Holdings, Inc. Prior to the sale, he served as chief executive officer and a member of its board from April 2006, including as chairman of the board from July 2008. From September 2005 until April 2006, he served as president and chief financial officer. He served as president, North America, from June 2004 to September 2005, and as executive vice president, chief administrative and financial officer from March 2004 until June 2004. Prior to joining Burger King, Mr. Chidsey served as chairman and chief executive officer for two corporate divisions of Cendant Corporation: the Vehicle Services Division that included Avis Rent A Car, Budget Rent A Car Systems, PHH and Wright Express and the Financial Services Division that included Jackson Hewitt and various membership and insurance companies. Prior to joining Cendant, Mr. Chidsey served as the director of finance of Pepsi-Cola Eastern Europe and the chief financial officer of PepsiCo World Trading Co., Inc. Mr. Chidsey currently serves on the board of directors of Norwegian Cruise Line Holdings Ltd. and on the governing board of the privately held company, Instawares Holdings, LLC. He also serves on the Board of Trustees for Davidson College in Davidson, North Carolina.

Mr. Chidsey has extensive experience in matters of finance, corporate strategy and senior leadership relevant to large public companies. Mr. Chidsey is a certified public accountant and a member of the Georgia Bar Association. He qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Donald L. Correll

Mr. Correll served as the president and chief executive officer and a director of American Water Works Company, Inc., the largest and most geographically diversified provider of water services in North America, from April 2006 to August 2010. Between August 2003 and April 2006, Mr. Correll served as president and chief executive officer of Pennichuck Corporation, a publicly traded holding company which, through its subsidiaries, provides public water supply services, certain water related services, and certain real estate activities, including property development and management. From 2001 to 2003, Mr. Correll served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector. From 1991 to 2001, Mr. Correll served as chairman, president and chief executive officer of United Water Resources, Inc., a water and wastewater utility company. In 2011, Mr. Correll founded Water Capital Partners, LLC, a firm that identifies, invests in, advises, and manages water and wastewater infrastructure assets and operations. He currently serves as a director, member of the audit committee, and chairman of the leadership development and compensation committee of New Jersey Resources Corporation. He also serves on the boards of the U.S. Chamber of Commerce and the Northeast Power Coordinating Council, Inc.

Mr. Correll has extensive experience in matters of accounting, finance, corporate strategy and senior leadership relevant to large public companies. He is a certified public accountant and has experience with a major public accounting firm. Mr. Correll qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

Yvonne M. Curl

Ms. Curl is a former vice president and chief marketing officer of Avaya, Inc., a global provider of next-generation business collaboration and communications solutions, which position she held from October 2000 through April 2004. Before joining Avaya, Ms. Curl was employed by Xerox Corporation beginning in 1976, where she held a number of middle and senior management positions in sales, marketing and field operations, culminating with her appointment to corporate vice president. Ms. Curl currently serves as a director of Nationwide Mutual Insurance Company. In the past five years, she has also served as director of Charming Shoppes, Inc., a specialty apparel retailer, and Welch Allyn, Inc. (private).

Ms. Curl has proven senior executive experience with broad operational experience in sales, marketing, and general management through her previous roles with large public companies as described above. Having served on several compensation committees on the board of directors of public companies, she has experience in the development and oversight of compensation programs and policies.

Charles M. Elson

Mr. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served as the director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Mr. Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, Risk Governance, Role of Lead Director, and Board Diversity. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity. He served on that organization’s Advisory Council. He currently serves on a standing advisory committee for the Public Company Accounting Oversight Board. In addition, Mr. Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and was a member of the American Bar Association’s Committee on Corporate Laws. Mr. Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present.

Mr. Elson has extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Mr. Elson is in a unique position to monitor and counsel on developments in corporate governance.

Jay Grinney

Mr. Grinney was named our president and chief executive officer on May 10, 2004. From June 1990 to May 2004, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston Region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, Texas. He currently serves as a director of Energen Corporation, a diversified energy holding company engaged in the development, acquisition, exploration and production of oil, natural gas and natural gas liquids and in the purchase, distribution and sale of natural gas, and is a member of its audit and officers’ review (or compensation) committees.

Mr. Grinney, as president and chief executive officer of the Company, directs the strategic, financial and operational management of the Company and, in this capacity, provides unique insights into the detailed operations of HealthSouth. He also has the benefit of more than 25 years of experience in the operation and management of large, sophisticated, multi-site, publicly traded healthcare companies.

Joan E. Herman

Ms. Herman has served as the president and chief executive officer of Herman & Associates, LLC, a healthcare and management consulting firm, since 2008. From 1998 to 2008, she served in a number of senior management positions, including president and chief executive officer for two corporate divisions, at WellPoint, Inc., a leading managed healthcare company that offers network-based managed care plans. Prior to joining WellPoint, she served in a number of senior positions at Phoenix Life Insurance Company for 16 years, lastly as senior vice president of strategic development. Ms. Herman currently serves on the board of directors for Convergys Corporation, a provider of customer management and business support system solutions for which she serves on the audit and nominating and governance committees. In the past five years, she has served as a director of MRV Communications, Inc. and Qualicorp SA, a publicly traded company in Brazil. In addition, she currently serves on the board of directors of DentalPlans.com, a privately held company.

Ms. Herman has extensive experience leading large complex businesses, including in the healthcare and insurance industries. With Wellpoint, she gained experience dealing with government reimbursement issues as well as state and federal healthcare and insurance regulators. She has further demonstrated her leadership and character through senior involvement in various community and charity organizations, such as the American Red Cross – Los Angeles region and the Venice Family Clinic, where she serves on the board of directors.

Leo I. Higdon, Jr.

Mr. Higdon served as president of Connecticut College from July 1, 2006 to December 31, 2013. He served as the president of the College of Charleston from October 2001 to June 2006. Between 1997 and 2001, Mr. Higdon served as president of Babson College in Wellesley, Massachusetts. He also served as dean of the Darden Graduate School of Business Administration at the University of Virginia. His financial experience includes 20 year tenure at Salomon Brothers, where he became vice chairman and member of the executive committee, managing the Global Investment Banking Division. Mr. Higdon also serves as the lead independent director of Eaton Vance Corp.

As a result of his 20 years of experience in the financial services industry combined with his strategic management skills gained through various senior executive positions, including in academia, and service on numerous boards of directors, Mr. Higdon has extensive experience with strategic and financial planning and the operations of large public companies.

Leslye G. Katz

From January 2007 to December 2010, Ms. Katz served as senior vice president and chief financial officer of IMS Health, Inc., a provider of information, services, and technology for clients in the pharmaceutical and healthcare industries. Prior to that, she served as vice president and controller for five years. From July 1998 to July 2001, Ms. Katz served as senior vice president and chief financial officer of American Lawyer Media, Inc., a privately held legal media and publishing company. Prior to joining American Lawyer Media, Ms. Katz held a number of financial management positions with The Dun & Bradstreet Corporation, followed by two years as vice president and treasurer of Cognizant Corporation, a spin-off from D&B. Ms. Katz currently serves as co-chair of the board of directors of My Sisters’ Place, a not-for-profit provider of shelter, advocacy, and support services to victims of domestic violence.

Ms. Katz has extensive experience in financial management at companies serving the healthcare and pharmaceutical industries, as well as expertise in mergers and acquisitions, treasury, financial planning and analysis, SEC reporting, investor relations, real estate, and procurement. She has further demonstrated her leadership and character in her service with a community charity. She qualifies as an “audit committee financial expert” within the meaning of SEC regulations.

John E. Maupin, Jr.

Dr. Maupin is president and chief executive officer of the Morehouse School of Medicine located in Atlanta, Georgia, a position he has held since July 2006. Prior to joining Morehouse, Dr. Maupin held several other senior administrative positions including president and chief executive officer of Meharry Medical College from 1994 to 2006, executive vice president and chief operating officer of the Morehouse School of Medicine from 1989 to 1994, chief executive officer of Southside Healthcare, Inc. from 1987 to 1989, and Deputy Commissioner of Health of the Baltimore City Health Department from 1984 to 1987. Dr. Maupin currently serves as a director of LifePoint Hospitals, Inc., VALIC Companies I & II, a group retirement investment fund complex, and Regions Financial Corp. Dr. Maupin also serves on the boards of the Metropolitan Atlanta Chamber of Commerce and the Development Authority of Fulton County.

Dr. Maupin has extensive management and administrative experience with healthcare organizations as described above. He has diverse executive leadership experience in public health, ambulatory care, government relations, and academic medicine. He also has a distinguished record as a health policy expert and advisor, having served on numerous national advisory boards and panels. Additionally, he has demonstrated his leadership and character through involvement, including board roles, in community, healthcare, and scientific advisory organizations as well as through his service as an officer in the U.S. Army Reserve for more than 28 years.

L. Edward Shaw, Jr.

From March 2006 to July 2010, Mr. Shaw served on a part-time basis as a senior managing director of Richard C. Breeden & Co., and affiliated companies engaged in investment management, strategic consulting, and governance matters. He has served as general counsel of both Aetna, Inc. from 1999 to 2003 and The Chase Manhattan Bank from 1983 to 1996, where, in addition to his legal role, his responsibilities included a wide range of strategic planning, risk management, compliance and public policy issues. From 1996 to 1999, he served as chief corporate officer of the Americas for National Westminster Bank PLC. In 2004, Mr. Shaw was appointed independent counsel to the board of directors of the New York Stock Exchange dealing with regulatory matters. Mr. Shaw also currently serves as a director of Mine Safety Appliances Co. and as a director of Covenant House, the nation’s largest privately funded provider of crisis care to children. In the past five years, he has served as a director of H&R Block, Inc.

Mr. Shaw has a wide ranging legal and business background, including senior leadership roles, in the context of large public companies as described above with particular experience in corporate governance, risk management and compliance matters. He also has significant experience in the healthcare industry as a result of his position with Aetna.

Board Recommendation

The board of directors unanimously recommends that you vote “FOR” the election of all ten director nominees.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Appointment of PricewaterhouseCoopers LLP

In accordance with its charter, the Audit Committee selected the firm of PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2014 audit period, and with the endorsement of the board of directors, recommends to our stockholders that they ratify that appointment. The Audit Committee will reconsider the appointment of PricewaterhouseCoopers LLP for the next audit period if such appointment is not ratified. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee reviews and approves, in advance, the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, PricewaterhouseCoopers LLP is required to confirm that the provision of such services does not impair their independence. Before selecting PricewaterhouseCoopers LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with PricewaterhouseCoopers LLP in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving PricewaterhouseCoopers LLP and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of PricewaterhouseCoopers LLP to perform services for HealthSouth is in no way adversely affected by any such investigation or litigation.

Pre-Approval of Principal Accountant Services

The Audit Committee of our board of directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. In accordance with our Audit Committee’s charter, our Audit Committee must approve, in advance of the service, all audit and permissible non-audit services provided by our independent registered public accounting firm. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Audit Committee has concluded that provision of the non-audit services described in that section is not compatible with maintaining the independence of PricewaterhouseCoopers LLP.

The Audit Committee has established a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accounting firm, as well as all engagement fees and terms for our independent registered public accounting firm. Under the policy, the Audit Committee must approve the services to be rendered and fees to be charged by our independent registered public accounting firm. Typically, the Audit Committee approves services up to a specific amount of fees. The Audit Committee must then approve, in advance, any services or fees exceeding those pre-approved levels, except for de minimis services with billings not greater than the lessor of $50,000 or 5% of previously approved amounts, which are subject to subsequent approval by the Audit Committee and other requirements. The Audit Committee may delegate general pre-approval authority to a subcommittee of which the chairman of the Audit Committee is a member, provided that any delegated approval is limited to services with fees of no more than 5% of previously approved amounts. All requests or applications for services to be provided by our independent registered public accounting firm must be submitted to specified officers who may determine whether such services are included within the list of pre-approved services. All requests for services that have not been pre-approved must be accompanied by a statement that the request is consistent with the independent registered public accounting firm’s independence from HealthSouth.

Principal Accountant Fees and Services

With respect to the audits for the years ended December 31, 2013 and 2012, the Audit Committee approved the audit services to be performed by PricewaterhouseCoopers LLP, as well as certain categories and types of audit-related and permitted non-audit services. In 2013 and 2012, all audit, audit-related, and other fees were approved in accordance with SEC pre-approval rules. The following table shows the aggregate fees paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012, with respect to various services provided to us and our subsidiaries.

	For the Year Ended December 31,
	2013	2012

	(In Millions)
Audit fees (1)	$3.0	$2.9
Audit-related fees (2)	–	0.1

Total audit and audit-related fees	3.0	3.0
Tax fees (3)	0.2	–
All other fees (4)	–	0.4

Total fees	$3.2	$3.4

(1)	Audit Fees – Represents aggregate fees paid or accrued for professional services rendered for the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2013 and 2012; fees for professional services rendered for the review of financial statements included in our 2013 and 2012 Form 10-Qs; and fees for professional services normally provided by our independent registered public accounting firm in connection with statutory and regulatory engagements required by various partnership agreements or state and local laws in the jurisdictions in which we operate or manage hospitals.

(2)	Audit-Related Fees – The amount for 2012 represents aggregate fees paid or accrued for professional services rendered in connection with our senior notes offering in September 2012.

(3)	Tax Fees – Represents fees for all professional services, including tax compliance, advice and planning, provided by PricewaterhouseCoopers LLP’s tax professionals but does not include any services related to the audit of our financial statements.

(4)	All Other Fees – Represents fees for all other products and services provided by our independent registered public accounting firm that do not fall within the previous categories. More specifically, for 2012, these fees represent amounts paid or due to PricewaterhouseCoopers LLP for assisting in the implementation of an automated performance appraisal program.

Board Recommendation

The board of directors and the Audit Committee unanimously recommend that you vote “FOR” ratifying the appointment of PricewaterhouseCoopers LLP as HealthSouth’s independent registered public accounting firm for the 2014 audit period.

Proposal 3 – Advisory Vote on Executive Compensation

We seek your advisory vote on our executive compensation programs. The Company asks that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation,” including the “Executive Summary” section, beginning on page 26 and the accompanying tables and related narrative disclosure. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation as required under Section 14A of the Securities Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement.

As described under the heading “Compensation Discussion and Analysis” on page 26, the Company provides annual and long-term compensation programs as well as the other benefit plans, to attract, motivate, and retain the named executive officers, each of whom is critical to the Company’s success, and to create a remuneration and incentive program that aligns the interests of the named executive officers with those of stockholders. The board of directors believes the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing the named executive officers to dedicate themselves fully to value creation for our stockholders. At the 2013 annual meeting, 95.6% of stockholders voting on the say-on-pay proposal approved our executive compensation on an advisory basis.

You are encouraged to read the information detailed under the heading “Executive Compensation” beginning on page 26 for additional details about the Company’s executive compensation programs.

The board of directors strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the HealthSouth Corporation Definitive Proxy Statement for the 2014 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the compensation committee or the board of directors. The board of directors and its compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns. The board of directors has elected to hold the say-on-pay advisory vote annually until further notice. The next advisory vote is expected to be in connection with the 2015 annual meeting of stockholders.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Corporate Governance

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines, which provide, among other things, that each member of our board of directors will:

•	dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties;

•	comply with the duties and responsibilities set forth in the Corporate Governance Guidelines and in our Bylaws;

•	comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations; and

•	adhere to our Standards of Business Conduct, including the policies on conflicts of interest.

Our Nominating/Corporate Governance Committee oversees and periodically reviews the Guidelines, and recommends any proposed changes to the board of directors for approval.

Code of Ethics

We have adopted Standards of Business Conduct, our “code of ethics,” that applies to all employees, directors and officers, including our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The purpose of the code of ethics is to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us; to promote compliance with all applicable rules and regulations that apply to us and our officers and directors;

•	promote the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	promote accountability for adherence to the code.

We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for officers and directors on our website promptly following the date of such amendment or waiver. Upon written request to our corporate secretary, we will also provide a copy of the code of ethics free of charge.

Corporate Website

We maintain a “Corporate Governance” section on our website where you can find copies of our principal governance documents, including our code of ethics. Our “Corporate Governance” section is located at http://investor.healthsouth.com and includes the following documents, among others:

•	Charter of the Company

•	Bylaws of the Company

•	Charter of the Audit Committee

•	Charter of the Compensation Committee

•	Charter of the Compliance/Quality of Care Committee

•	Charter of the Finance Committee

•	Charter of the Nominating/Corporate Governance Committee

•	Standards of Business Conduct

•	Corporate Governance Guidelines

Board Policy on Majority Voting for Directors

A director nominee will be elected if the votes “for” that person exceed 50% of the votes cast, including “withhold authority” votes but excluding “abstention” votes and broker non-votes, in the election with respect to that person. In addition, we have adopted a policy whereby any incumbent director nominee who receives a greater number of “withhold authority” votes than votes “for” his or her election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will recommend to the board of directors whether to accept or reject the offer of resignation.

Role of the Board in Oversight of the Company’s Risks

We maintain a comprehensive enterprise risk management program designed to identify potential events and conditions that may affect the Company and to manage risks to avoid materially adverse effects on the Company. Our management, including an executive risk committee, is responsible for the design and implementation of the enterprise risk management program. The Audit Committee of the board of directors, pursuant to its charter, is responsible for reviewing and evaluating our policies and procedures relating to risk assessment and management. The full board of directors monitors the enterprise risk management program by way of regular reports from our senior executives on management’s risk assessments and risk status as well as our risk response and mitigation activities. The full board of directors also monitors the Company’s strategic risks by way of regular reports. Individual committees monitor, by way of regular reports, the risks that relate to the responsibilities of that committee.

The Compensation Committee reviews and considers our compensation policies and programs in light of the board of directors’ risk assessment and management responsibilities on an annual basis. In 2013, our human resources department in consultation with Mercer (US) Inc. prepared and presented to the Compensation Committee a risk assessment report that addressed the incentive compensation structure, plans, and processes at all levels of the Company. The assessment included, among other things, a review of pay mix (fixed v. variable, cash v. equity and short v. long-term), performance metrics, target setting, performance measurement practices, pay determination, mitigation practices such as the Compensation Recoupment Policy, and overall governance and administration of pay programs. After reviewing this report and making inquiries of management, the Compensation Committee determined we have no compensation policies and programs that give rise to risks reasonably likely to have a material adverse effect on us.

Communications to Directors

Stockholders and other parties interested in communicating directly to the board of directors, any committee, or any non-employee director may do so by writing to the address listed below:

HEALTHSOUTH CORPORATION

BOARD OF DIRECTORS

3660 GRANDVIEW PARKWAY, SUITE 200

BIRMINGHAM, ALABAMA 35243

ATTENTION: [Addressee*]

* Including the name of the specific addressee(s) will allow us to direct the communication to the intended recipient.

All communications received as set forth in this paragraph will be opened by the office of our general counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board of directors or any group or committee of directors, the general counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Board Structure and Director Nominations

Board Structure and Meetings

Our business, property, and affairs are managed under the direction of our board of directors. Our Corporate Governance Guidelines provide for a non-executive chairman of the board to set the agenda for, and preside over, board meetings, coordinate the work of the committees of our board of directors and perform other duties delegated to the chairman by our board of directors. The non-executive chairman also presides over independent sessions generally held at each board meeting. The board of directors adopted this structure to promote decision-making and governance independent of that of our management and to better perform the board’s monitoring and evaluation functions. Members of our board of directors are kept informed of our business through discussions with our chief executive officer and other officers, by reviewing materials provided to them, by visiting our offices, and by participating in meetings of the board of directors and its committees.

The board of directors met nine times during 2013. Each incumbent member of the board of directors attended 75% or more of the meetings of the board of directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. In addition, it is our policy that directors are expected to attend the annual meeting of stockholders. The members of the board of directors generally hold a meeting the same day and location as the annual meeting of stockholders. All members of our board of directors attended the annual meeting in 2013.

Criteria for Board Members

In evaluating the suitability of individual candidates and nominees, the Nominating/Corporate Governance Committee and the board of directors consider relevant factors, including, but not limited to: a general understanding of marketing, finance, corporate strategy and other elements relevant to the operation of a large publicly-traded company in today’s business environment, senior leadership experience, an understanding of our business, educational and professional background, and character. The Nominating/Corporate Governance Committee also considers the following attributes or qualities in evaluating the suitability of candidates and nominees to our board of directors:

•	Integrity: Candidates should demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Candidates should be willing to be accountable for their decisions as directors.

•	Judgment: Candidates should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Candidates should interact with each other in a manner which encourages responsible, open, challenging and inspired discussion. Directors must be able to comply with all duties of care, loyalty, and confidentiality applicable to directors of publicly traded Delaware corporations.

•	High Performance Standards: Candidates should have a history of achievements which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Candidates should be committed to, and enthusiastic about, their performance for the Company as directors, both in absolute terms and relative to their peers. Directors should be free from conflicts of interest and be able to devote sufficient time to satisfy their board responsibilities.

•	Financial Literacy: Candidates should be able to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company.

•	Courage: Candidates should possess the courage to express views openly, even in the face of opposition.

Although there is no formal policy on diversity of nominees, both the board of directors and the Nominating/Corporate Governance Committee believe that diversity of skills, perspectives and experiences as represented on the board as a whole, in addition to the primary factors, attributes or qualities discussed above, promotes improved monitoring and evaluation of management on behalf of the stockholders and produces more creative thinking and solutions. The Nominating/Corporate Governance Committee considers the distinctive skills, perspectives and experiences that candidates diverse in gender, ethnic background, geographic origin and professional experience offer in the broader context of the primary evaluation described above.

Our Corporate Governance Guidelines provide that directors reaching age 75 may not stand for re-election to our board. Our chairman of the board, Mr. Hanson, turned 75 in December 2011. In recognition of Mr. Hanson’s significant experience and the contributions he has made and continues to make to the leadership of the Company, the board asked, and Mr. Hanson agreed, that he stand for re-election last year and serve until the 2014 annual meeting if re-elected. Mr. Hanson and the board agreed that he would not stand for re-election at that time.

Director Nomination Process

The Nominating/Corporate Governance Committee of the board of directors developed a policy regarding director nominations. The policy describes the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected.

Internal Process for Identifying Candidates

The Nominating/Corporate Governance Committee has two primary methods for identifying director nominees (other than those proposed by stockholders, as discussed below). First, on a periodic basis, the committee solicits ideas for possible candidates from members of the board of directors, senior level executives, and individuals personally known to the members of the board. Second, the committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

Proposals for Director Nominees by Stockholders

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for director nominees. In considering candidates submitted by stockholders, the Nominating/Corporate Governance Committee will take into consideration the needs of the board of directors and the qualifications of the candidate. In accordance with our Bylaws, any such nominations must be received by the Nominating/Corporate Governance Committee, c/o the corporate secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a nomination, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. The Nominating/Corporate Governance Committee received no nominee recommendations from stockholders for the 2014 annual meeting. Stockholder nominations for our 2015 annual meeting of stockholders must be received at our principal executive offices on or after December 31, 2014 and not later than January 30, 2015.

Stockholder nominations must include the information set forth in Section 3.4 of our Bylaws. This information must include, among other things, the following:

(1)	the name, age, business address and residence address of each nominee;

(2)	the principal occupation or employment of each nominee;

(3)	the class or series and number of shares of our capital stock owned beneficially or of record by each nominee or his or her affiliates or associates and information regarding derivative and other forms of direct and indirect ownership in our securities;

(4)	a statement that each nominee, if elected, intends to tender, promptly following election or re-election, an irrevocable resignation effective upon failure to receive the required vote for re-election at the next meeting in accordance with the Corporate Governance Guidelines;

(5)	any other information relating to each nominee and the stockholder giving the notice that would be required to be disclosed in a proxy statement;

(6)	the name and record address of the stockholder giving the notice;

(7)	the class or series and number of shares of our capital stock owned beneficially or of record by the stockholder giving the notice;

(8)	a description of all arrangements or understandings between the stockholder giving the notice and each nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made; and

(9)	a representation that the stockholder giving the notice intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. A stockholder providing notice of a nomination must update and supplement the notice so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a nomination for the board of directors should read the entirety of the requirements in Section 3.4 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Our Bylaws provide for reimbursement of certain reasonable expenses incurred by a stockholder or a group of stockholders in connection with a proxy solicitation campaign for the election of one nominee to the board of directors. This reimbursement right is subject to certain conditions including the board of director’s determination that reimbursement is consistent with its fiduciary duties. Following the annual meeting, we will reimburse certain expenses that a nominating stockholder, or group of nominating stockholders, has incurred in connection with nominating a candidate for election to our board of directors if certain conditions set out in Section 3.4(c) of our Bylaws are met. If those conditions are met and the proponent’s nominee is elected, we will reimburse the actual costs of printing and mailing the proxy materials and the fees and expenses of one law firm for reviewing the proxy materials and one proxy solicitor for conducting the related proxy solicitation. If those conditions are met and the proponent’s nominee is not elected but receives 40% or more of all votes cast, we will reimburse the proportion of those qualified expenses equal to the proportion of votes that the nominee received in favor of his or her election to the total votes cast. In all cases, reimbursement will only be made if the nominating stockholders are liable for such expenses regardless of the outcome of the election of directors or receipt of reimbursement from us and no party to which such amounts are payable is an affiliate or associate of any of the nominating stockholders. In no event may the amount paid to a nominating stockholder exceed the amount of corresponding expenses incurred by us in soliciting proxies in connection with the election of directors. Further, we will not reimburse expenses in the event that our board of directors determines that any such reimbursement is not in our best interests, would result in a breach of our board’s fiduciary duties, would render us insolvent or cause us to breach a material obligation. For additional detail, please read Section 3.4(c) of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Evaluation of Candidates

The Nominating/Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, after the committee’s initial evaluation, a candidate meets the criteria for membership, the chair of the Nominating/Corporate Governance Committee will interview the candidate and communicate the chair’s evaluation to the other members of the committee, the chairman of the board and the chief executive officer. Later reviews will be conducted by other members of the committee and senior management. Ultimately, background and reference checks will be conducted and the committee will meet to finalize its list of recommended candidates for the board’s consideration. The candidates recommended for the board’s consideration will be those individuals that will create a board of directors that is, as a whole, strong in its collective knowledge of, and diverse in skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Director Independence

Review of Director Independence

On an annual basis, our board of directors undertakes a review of the independence of the nominees as independent directors based on our Corporate Governance Guidelines. The board assesses whether any transactions or relationships exist currently or during the past three years existed between any director or any member of his or her immediate family and the Company and its subsidiaries, affiliates, or our independent registered public accounting firm. The board examines whether there were any transactions or relationships between any director or any member of his or her immediate family and members of the senior management of the Company or their affiliates. The board further considers whether there are any charitable contributions to not-for-profit organizations for which our directors or immediate family members serve as executive officers. In connection with this determination, each director and executive officer completes a questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. There were no such transactions or contributions in 2013.

Determination of Director Independence

Each of John W. Chidsey, Donald L. Correll, Yvonne M. Curl, Charles M. Elson, Jon F. Hanson, Joan E. Herman, Leo I. Higdon, Jr., Leslye G. Katz, John E. Maupin, Jr. and L. Edward Shaw, Jr. is an independent director in accordance with our Corporate Governance Guidelines. Mr. Grinney, who is our chief executive officer, is not independent. Each of our directors other than Mr. Grinney also satisfies the definition of independence contained in Rule 303A.02 of the listing standards for the New York Stock Exchange. Additionally:

•	each member of the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee was an independent director under our Corporate Governance Guidelines and otherwise meets the qualifications for membership on such committee imposed by the NYSE and other applicable laws and regulations;

•	each member of the Audit Committee had accounting or related financial management expertise and was financially literate, and otherwise meets the audit committee membership requirements imposed by the NYSE, our Corporate Governance Guidelines, and other applicable laws and regulations; and that each of Mr. Chidsey, Mr. Correll, and Ms. Katz qualifies as an “audit committee financial expert” within the meaning of SEC regulations; and

•	each member of the Compliance/Quality of Care Committee and the Finance Committee was an independent director under our Corporate Governance Guidelines.

None of our directors, nominees or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Standards of Director Independence

Under the listing standards adopted by the NYSE, a director will be considered “independent” and found to have no material relationship with the Company if during the prior three years:

•	the director has not been an employee of the Company or any of its subsidiaries, and no immediate family member of the director has been an executive officer of the Company;

•	neither the director nor an immediate family member of the director has received more than $120,000 in a twelve-month period during the last three years in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	neither the director nor an immediate family member of the director has been affiliated with or employed by a present or former internal or external auditor of the Company;

•	neither the director nor an immediate family member of the director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•	the director has not been an executive officer or employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Committees of the Board of Directors

Committee Memberships and Meetings

Our board of directors has the following five standing committees, each of which is governed by a charter and reports its actions and recommendations to the board of directors: Audit Committee, Compensation Committee, Compliance/Quality of Care Committee, Finance Committee, and Nominating/Corporate Governance Committee. The following table shows the number of meetings and the membership of each board committee as of December 31, 2013. Mr. Hanson was designated as an ex officio member of each committee at the May 2013 meeting of the board.

	Audit	Compensation	Compliance/ Quality of Care	Finance	Nominating/ Corporate Governance
Number of Meetings in 2013:	6	7	4	9	5
John W. Chidsey	Chair			X
Donald L. Correll	X			X
Yvonne M. Curl		X	Chair
Charles M. Elson				Chair	X
Joan E. Herman*		X	X
Leo I. Higdon, Jr.		X	X
Leslye G. Katz*	X				X
John E. Maupin, Jr.			X		Chair
L. Edward Shaw, Jr.		Chair			X

  *Appointed to the board on January 25, 2013 and assigned to committees on May 2, 2013.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s purpose, per the terms of its charter, is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders, particularly with respect to the oversight of the accounting, auditing, financial reporting, and internal control and compliance practices of the Company. The specific responsibilities of the Audit Committee are, among others, to:

•	assist the board of directors in the oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and our independent auditor;

•	appoint, compensate, replace, retain, and oversee the work of our independent auditor;

•	at least annually, review a report by our independent auditor regarding its internal quality control procedures, material issues raised by certain reviews, inquiries or investigations relating to independent audits within the last five years, and relationships between the independent auditor and the Company;

•	review and evaluate our quarterly financial statements and annual audited financial statements with management and our independent auditor, including management’s assessment of and the independent auditor’s opinion regarding the effectiveness of the Company’s internal control over financial reporting prior to the filing of those financial statements with the SEC;

•	discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies with management;

•	discuss policies with respect to risk assessment and risk management;

•	set clear hiring policies for employees or former employees of our independent auditor; and

•	appoint and oversee the activities of our Inspector General who has the responsibility to identify violations of Company policy and law relating to accounting or public financial reporting, to review the Inspector General’s periodic reports and to set compensation for the Inspector General and its staff.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and performs all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Compensation Committee

The Compensation Committee’s purpose and objectives are to oversee our compensation and employee benefit objectives, plans and policies and to review and approve, or recommend to the independent members of the board of directors for approval, the individual compensation of our executive officers in order to attract and retain high-quality personnel to better ensure our long-term success and the creation of long-term stockholder value. The specific responsibilities of the Compensation Committee are, among others, to:

•	review and approve our compensation programs and policies, including our benefit plans, incentive compensation plans and equity-based plans; amend or recommend that the board of directors amend such programs, policies, goals or objectives; and act as (or designate) an administrator for such plans as may be required;

•	review and recommend to the board of directors corporate goals and objectives relevant to the compensation of the chief executive officer and evaluate the performance of the chief executive officer in light of those goals and objectives;

•	review and approve corporate goals and objectives relevant to the compensation of the other executive officers and evaluate the performance of those executive officers in light of those goals and objectives;

•	determine and approve, together with the other independent directors, the base compensation level and incentive compensation level for the chief executive officer;

•	determine and approve the base compensation levels and incentive compensation levels for the other executive officers;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, and recommend inclusion thereof in our annual report or proxy statement;

•	review and approve (or recommend to the board of directors in the case of the chief executive officer) employment arrangements, severance arrangements and termination arrangements and change in control arrangements to be made with any executive officer of the Company; and

•	review and recommend to the board of directors fees and retainers for non-employee members of the board and non-employee members and chairpersons of committees of the board.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. The Compensation Committee has the sole authority to set the compensation for, and to terminate the services of, its advisors. As discussed in further detail in the table on page 31, the Compensation Committee engaged the independent compensation consultant, Frederic W. Cook & Co., Inc., to assist it in its review and evaluation of executive compensation practices. The Compensation Committee has reviewed the independence of Frederic W. Cook & Co. and of each individual employee of the firm with whom it works. Frederic W. Cook & Co. does not perform other services for the Company, and the total fees paid to Frederic W. Cook & Co. during fiscal 2013 did not exceed $120,000. The Compensation Committee has determined Frederic W. Cook & Co. has no conflict of interest in providing advisory services.

Compliance/Quality of Care Committee

The Compliance/Quality of Care Committee’s function is to assist our board of directors in fulfilling its fiduciary responsibilities relating to our regulatory compliance activities and to ensure we deliver quality care to our patients. The committee is primarily responsible for overseeing, monitoring, and evaluating our compliance with all of its regulatory obligations other than tax and securities law-related obligations and reviewing the quality of services provided to patients at our facilities. The primary objectives and responsibilities of the Compliance/Quality of Care Committee are to:

•	ensure the establishment and maintenance of a regulatory compliance program and the development of a comprehensive quality of care program designed to measure and improve the quality of care and safety furnished to patients;

•	appoint and oversee the activities of a chief compliance officer with responsibility for developing and implementing our regulatory compliance program, which is subject to our annual review, and approve, and perform, or have performed, an annual evaluation of the performance of the chief compliance officer and the compliance office;

•	review and approve annually the quality program description and the performance of the chief medical officer and the quality of care program;

•	monitor the Company’s compliance with any corporate integrity agreement or similar undertaking, with the U.S. Department of Health and Human Services Office of Inspector General, or any other government agency;

•	review periodic reports from the compliance officer, including an annual regulatory compliance report summarizing compliance-related activities undertaken by us during the year, and the results of all regulatory compliance audits conducted during the year; and

•	review periodic reports from the chief medical officer regarding the Company’s efforts to advance patient safety and the quality of our medical and rehabilitative care.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Finance Committee

The purpose and objectives of the Finance Committee are to assist our board of directors in the oversight of the use and development of our financial resources, including our financial structure, investment policies and objectives, and other matters of a financial and investment nature. The specific responsibilities of the Finance Committee are to review, evaluate, and make recommendations to the board of directors regarding the Company’s:

•	capital structure and proposed changes thereto, including significant new issuances, purchases, or redemptions of our securities;

•	plans for allocation and disbursement of capital expenditures;

•	credit rating, activities with credit rating agencies, and key financial ratios;

•	long-term financial strategy and financial needs;

•	unusual or significant commitments or contingent liabilities; and

•	plans to manage insurance and asset risk.

In addition to its other responsibilities, the committee oversees our major activities with respect to mergers, acquisitions and divestitures. The committee also reviews and evaluates, at least annually, the performance of the committee and its members. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Nominating/Corporate Governance Committee

The purposes and objectives of the Nominating/Corporate Governance Committee are to assist our board of directors in fulfilling its duties and responsibilities to us and our stockholders, and its specific responsibilities include, among others, to:

•	assist the board of directors in determining the appropriate characteristics, skills and experience for the individual members of the board of directors and the board of directors as a whole and create a process to allow the committee to identify and evaluate individuals qualified to become board members;

•	make recommendations to the board regarding the composition of each standing committee of the board, to monitor the functioning of the committees of the board and make recommendations for any changes, review annually committee assignments and the policy with respect to rotation of committee memberships and/or chairpersonships, and report any recommendations to the board;

•	review the suitability for each board member’s continued service as a director when his or her term expires, and recommend whether or not the director should be re-nominated;

•	assist the board in considering whether a transaction between a board member and the Company presents an inappropriate conflict of interest and/or impairs the independence of any board member;

•	recommend nominees for board membership to be submitted for stockholder vote at each annual meeting of stockholders, and to recommend to the board candidates to fill vacancies on the board and newly-created positions on the board; and

•	develop and recommend to the board Corporate Governance Guidelines for the Company that are consistent with applicable laws and listing standards and to periodically review those guidelines and to recommend to the board such changes as the committee deems necessary or advisable.

In connection with its duties, the committee reviews and evaluates, at least annually, the performance of the committee and its members, may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives. In connection with its duties, the committee may obtain the advice and assistance of outside advisors, including consultants and legal and accounting advisors, and perform all acts reasonably necessary to fulfill its responsibilities and achieve its objectives.

Compensation of Directors

In 2013, we provided the following annual compensation to directors who are not employees:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John W. Chidsey	115,000	115,001	7,328	237,329
Donald L. Correll	98,352	115,001	7,831	221,184
Yvonne M. Curl	105,000	115,001	7,831	227,832
Charles M. Elson	101,648	115,001	7,831	224,480
Jon F. Hanson	195,000	115,001	7,831	317,832
Joan E. Herman	88,667	115,001	921	204,589
Leo I. Higdon, Jr.	95,000	115,001	7,831	217,832
Leslye G. Katz	88,667	115,001	921	204,589
John E. Maupin, Jr.	105,000	115,001	7,831	227,832
L. Edward Shaw, Jr.	110,000	115,001	7,831	232,832

(1)	The amounts reflected in this column are the retainer and chairperson fees earned for service as a director for 2013, regardless of when such fees are paid. Messrs. Hanson and Chidsey elected to defer 50% and 100%, respectively, of their fees earned in 2013 under the Directors’ Deferred Stock Investment Plan.

(2)	Each non-employee director received an award of restricted stock units with a grant date fair value, computed in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation, of $115,001 (5,118 units). These awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until six months following the date the director ends his or her service on the board. As of December 31, 2013, each director held the following aggregate restricted stock and RSU awards: Mr. Hanson – 43,724, Mr. Chidsey – 40,919, Mr. Correll – 43,724, Ms. Curl – 43,724, Mr. Elson – 43,724, Ms. Herman – 5,144, Mr. Higdon – 43,724, Ms. Katz – 5,144, Dr. Maupin – 43,724, and Mr. Shaw – 43,724.

(3)	The amounts reflected in this column are additional restricted stock units granted in connection with the deemed reinvestment of dividends paid on our common stock on October 15, 2013 as required by the terms of the original grants. Because we only initiated a dividend on our common stock in October 2013, these additional dividend-related grants were not factored into the grant date fair values.

Our non-employee directors receive an annual cash retainer of $95,000. In addition to the cash retainer, the following table sets forth the chairperson fees paid to compensate for the enhanced responsibilities and time commitment associated with the positions.

Chair Position	Fees Earned or Paid in Cash ($)
Chairman of the Board	$100,000
Audit Committee	$20,000
Compensation Committee	$15,000
Compliance/Quality of Care Committee	$10,000
Finance Committee	$10,000
Nominating/Corporate Governance Committee	$10,000

Our non-employee directors may elect to defer all or part of their cash fees under our Directors’ Deferred Stock Investment Plan. Elections are made prior to the beginning of the applicable year, and directors can only withdraw their participation effective at the beginning of the next year. Under the plan, amounts deferred by non-employee directors are promptly invested in our common stock by the plan trustee at the market price at the time of the payment of the fees. Stock held in the deferred accounts is entitled to any dividends paid our common stock, which dividends are promptly invested in our common stock by the plan trustee at the market price. Fees deferred under the plan and/or the acquired stock are held in a “rabbi trust” by the plan trustee. Accordingly, the plan is treated as unfunded for federal tax purposes. Amounts deferred and any dividends reinvested under the plan are distributed in the form of our common stock upon termination from board service for any reason. Distributions generally will commence within 30 days of leaving the board. As of December 31, 2013, the number of shares held in the plan were: Mr. Hanson’s 31,564 shares, Dr. Maupin’s 1,217 shares, Mr. Chidsey’s 33,098 shares, and Mr. Shaw’s 13,326 shares.

In addition, under our 2008 Equity Incentive Plan, each non-employee member of the board of directors receives a grant of restricted stock units valued at approximately $115,000, which units were granted at the time annual equity awards were granted to our executives. On February 14, 2014, the board approved an award of units valued at approximately $120,000 for 2014. When dividends are paid on our common stock, the directors receive the equivalent in restricted stock units based on the number of restricted stock units held and the value of the stock on the record date. The restricted stock units held by each director will be settled in shares of our common stock following the director’s departure from the board.

In furtherance of the goal to align the interests of our management with those of our stockholders, we have equity ownership guidelines for senior management and members of the board of directors. Each non-employee director should own equity equal in value to at least $300,000 within five years of appointment or election to the board. As of February 14, 2014, all of our non-employee directors have satisfied the guidelines, except Ms. Herman who was appointed in January 2013 and has five years to reach the recommended ownership level.

Mr. Grinney, who is the only director that is also an employee, receives no additional compensation for serving on the board.

Indemnification and Exculpation

We indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation also includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware law (regarding unlawful payment of dividends); or

•	for any transaction from which the director derives an improper personal benefit.

We believe these provisions are necessary to attract and retain qualified people who will be free from undue concern about personal liability in connection with their service to us.

The board of directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee’s purpose is to assist the board of directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes, the qualifications and selection of the independent registered public accounting firm engaged by the Company, and the performance of the Company’s Inspector General, internal auditors and independent registered public accounting firm. The Audit Committee members’ functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm.

In its oversight role, the Audit Committee relies on the expertise, knowledge and assurances of management, the internal auditors, and the independent registered public accounting firm. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls (including internal control over financial reporting), for preparing financial statements, and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements, for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and for expressing its own opinion on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. In this context, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP the fair and complete presentation of the Company’s consolidated financial statements and related periodic reports filed with the SEC (including the audited consolidated financial statements for the year ended December 31, 2013, and PricewaterhouseCoopers LLP’s audit of the Company’s internal control over financial reporting);

•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

The Audit Committee also discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits; reviewed and discussed with management, the internal auditors, and PricewaterhouseCoopers LLP the significant accounting policies applied by the Company in its financial statements, as well as alternative treatments and risk assessment; and met periodically in executive sessions with each of management, the internal auditors, and PricewaterhouseCoopers LLP.

The Audit Committee was kept apprised of the progress of management’s assessment of the Company’s internal control over financial reporting and provided oversight to management during the process.

Based on the reviews and discussions described above, the Audit Committee recommended to the board of directors, and the board of directors approved, that the audited consolidated financial statements for the year ended December 31, 2013, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.

Audit Committee
John W. Chidsey (Chairman)
Donald L. Correll Leslye G. Katz

Scope of Authority

The Compensation Committee acts on behalf of the board of directors to establish the compensation of our executive officers, other than the chief executive officer, and provides oversight of the Company’s compensation philosophy for senior management. The Compensation Committee reviews and recommends to the board of directors for final approval the compensation of the chief executive officer and the non-employee directors. The Compensation Committee also acts as the oversight committee and administrator with respect to our equity compensation, bonus and other compensation plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee may delegate authority for day-to-day administration and interpretation of the plans, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers of the Company. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the executive officers. The Compensation Committee may also delegate other responsibilities to a subcommittee comprised of no fewer than two of its members, provided that it may not delegate any power or authority required by any applicable law or listing standard to be exercised by the committee as a whole.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee is an officer or employee of the Company. None of our current executive officers serves or has served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee
L. Edward Shaw, Jr. (Chairman)
Yvonne M. Curl Joan E. Herman Leo I. Higdon, Jr.

Compensation Discussion and Analysis

In this section we present the key components of our executive compensation program. We examine why we compensate our executives in the manner we do and how these philosophies guide the individual compensation decisions for our named executive officers, or “NEOs.” Our 2013 compensation decisions were directed by our board of directors and its Compensation Committee, which we refer to as the “Committee” in this section only. For the fiscal year ended December 31, 2013, our NEOs were:

Name	Title
Jay Grinney	President and Chief Executive Officer
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer
Mark J. Tarr	Executive Vice President and Chief Operating Officer
John P. Whittington	Executive Vice President, General Counsel and Corporate Secretary
Cheryl B. Levy	Chief Human Resources Officer

EXECUTIVE SUMMARY

Business Overview

HealthSouth is the nation’s largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues, and number of hospitals. Our national network of inpatient hospitals stretches across 28 states and Puerto Rico. Our inpatient rehabilitation hospitals offer specialized rehabilitative care across a wide array of diagnoses and deliver comprehensive, high-quality, cost-effective patient care services. The majority of our patients have experienced significant physical and cognitive disabilities or injuries due to medical conditions, such as strokes, hip fractures, and a variety of debilitating neurological conditions, that are generally nondiscretionary in nature and require rehabilitative healthcare services in an inpatient setting. Our teams of highly skilled nurses and physical, occupational, and speech therapists utilize proven technology and clinical protocols with the objective of returning patients to home and work. Patient care is provided by nursing and therapy staff as directed by physician orders while case managers monitor each patient’s progress and provide documentation and oversight of patient status, achievement of goals, discharge planning, and functional outcomes. Our hospitals provide a comprehensive interdisciplinary clinical approach to treatment that leads to a higher level of care and superior outcomes.

We believe we differentiate ourselves from our competitors based on our broad platform of clinical expertise, the quality of our clinical outcomes, the sustainability of best practices, our financial strength, and the application of rehabilitative technology. For additional information regarding our business, refer to Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”).

2013 Business Highlights and Recent Track Record

In 2013, we again successfully executed on our business strategy:

✓	Total patient discharges grew 5.0% and same-store discharges grew 2.5%.

✓	Our functional outcomes for patients continued to outpace the industry average.

✓	Not only did our hospitals treat more patients and enhance outcomes, they did so in a highly cost-effective manner — achieving incremental efficiencies evidenced by the decrease in Total operating expenses as a percentage of Net operating revenues.

✓	We continued our development efforts through construction of two de novo hospitals in Littleton, Colorado and Stuart, Florida and one acquisition of an existing rehabilitation hospital in Augusta, Georgia.

✓	We increased the licensed bed count by 68 beds as well as provided essential upgrades in our existing hospitals.

✓	We continued our emphasis on a strong balance sheet.

✓	We returned capital to our stockholders through a tender offer for 9.5% of our then-outstanding common stock and by initiating a quarterly cash dividend of $0.18 per share of common stock.

Our success in 2013 built upon our success in recent years. We have achieved a consistent track record of performance.

✓	Our same-store patient discharge volume growth has consistently outpaced competitors’.

✓	The functional improvement of our patients has outpaced that of patients across the industry.

✓	We have posted strong growth rates across key operational metrics.

Operating Performance and Executive Compensation

We utilize performance objectives that we believe will, over time, lead to enhanced stockholder value. Over the past several years, we achieved strong results from operations, and these results, as highlighted above, continued in 2013. This consistent strong operating performance contributed to the positive growth in our share price and shareholder return in 2013. We also believe our business model positions the Company for the future. Healthcare, including the inpatient rehabilitation sector, has always been a highly regulated industry. Successful healthcare providers are those who provide high-quality, cost-effective care and have the ability to adjust to changes in the regulatory and operating environments. We believe we have the necessary capabilities — scale, infrastructure, balance sheet, and management — to adapt to and succeed in a highly regulated industry, and we have a proven track record of doing so.

In 2013, our board of directors approved the initiation of a quarterly cash dividend on our common stock of $0.18 per share, representing $0.72 per share annually. The first quarterly dividend was paid in October 2013. Subject to our board’s discretion, we expect to pay dividends in January, April, July, and October. Participants in our long-term incentive plan, including our NEOs, benefit from the payment of dividends, as do our other stockholders.

While we have demonstrated industry-leading volume growth and outcomes that have contributed to consistently solid and improving operating results for years, our executive compensation, as reported in the Summary Compensation Table on page 43 has remained relatively steady and “realizable pay,” as defined below, has reflected linkage between delivered executive compensation and total shareholder return, or “TSR,” results. As our share price has improved, so too has the ultimate value of prior years’ equity awards, which furthers the long-term alignment between our TSR and realizable pay.

For purposes of this discussion, we define “realizable pay” for a given year as:

•	Actual base salary; plus

•	Actual short-term incentive(s) earned in that year; plus

•	Value of stock options where the December 31, 2013 share price exceeds the exercise price; plus

•	Value of time-based restricted stock as of December 31, 2013; plus

•	Value of performance-based restricted stock as of December 31, 2013 using the target number of shares for awards that have not yet completed the two-year performance period and the attained number of shares for awards that have completed the two-year performance period.

Overview of Executive Compensation Actions in 2013

In February 2013, the Committee considered the total compensation packages, both in whole and by component, of our NEOs to determine appropriateness in light of our executive compensation philosophy, 2012 accomplishments, and 2013 challenges and took the following actions:

2013 Executive Compensation Actions Summary

Compensation Component	Actions Related to Plans from Prior Years	Actions Related to 2013 Plans
Base Salary	Not applicable.	• No changes were made to NEO’s base salaries.
Senior Management Bonus Plan (“SMBP”)	Approved 2012 SMBP awards based on performance compared to targets. Awards equaled a weighted average of 139.4% of target opportunity.

•   Approved the 2013 SMBP design with the same award opportunity as a percentage of base salary as in 2012.

•   Retained adjusted consolidated earnings before interest, tax, depreciation and amortization expenses, or “Adjusted EBITDA,” as a performance metric and replaced return on invested capital, or “ROIC,” with Program Evaluation Model (“PEM”) Score Ranking (defined below) as the second metric.

Long-Term Incentive Plan (“LTIP”)	Approved 2011 LTIP award payouts based on performance compared to targets for the 2011-2012 performance period. Awards equaled an average of 90.2% of target opportunity.

•   Approved 2013 LTIP awards consistent with 2012 as a percentage of average base salary for the NEOs. Shifted value to performance-based restricted stock from time-based restricted stock and stock options.

•   Expanded performance-based restricted stock awards to three metrics: earnings per share, or “EPS,” ROIC, and relative total shareholder return, or “TSR.”

•   Approved dividend equivalent rights for all outstanding performance-based restricted stock.

Response to 2013 Proxy Votes

We believe the 95.6% affirmative vote on our 2013 “say-on-pay” vote signaled to the Committee that our stockholders support our current executive compensation program. In 2013 and 2014, we have made minor changes to our executive compensation program designed to enhance the link to our business strategy and the emphasis on performance-based compensation.

EXECUTIVE COMPENSATION PHILOSOPHY

HealthSouth’s executive compensation philosophy is to:

•	create a competitive rewards program for our senior management that aligns management’s interests with those of our long-term stockholders;

•	correlate compensation with corporate and regional business outcomes by recognizing performance with appropriate levels and forms of awards;

•	establish financial and operational goals to sustain strong performance over time;

•	place 100% of annual cash incentives and a majority of equity incentive awards at risk by directly linking those incentive payments and awards to the Company’s performance; and

•	provide limited executive benefits to members of senior management.

We believe this philosophy will enable us to attract, motivate, and retain talented and engaged executives who will enhance long-term stockholder value.

Pay and Performance

Our executive compensation program is designed to provide a strong correlation between pay and performance. Pay refers to the value of an executive’s total direct compensation, or “TDC.”

Total Direct Compensation = Base Salary + Annual Cash Incentive + Long-Term Equity Incentives

In 2013, all cash incentive target amounts and a substantial majority of NEO equity award values were dependent on performance measured against certain pre-determined, board-approved objectives. The graphs below reflect: (i) the timeframe (i.e., annual vs. long-term) for our NEOs to realize the value of the various TDC components and (ii) the extent to which our NEOs’ 2013 target TDC is performance-based.

Annually, as a “checkup” of pay and performance, Frederic W. Cook & Co. prepares an analysis of the prior year TDC for the NEOs and the reported prior year TDC for the NEOs of our peer companies for the “Healthcare Provider Peer Group” (as identified below). This analysis includes our rankings against the peer group for several key financial and operating performance metrics for one-, three-, and five-year periods. These metrics are grouped into four categories: “growth,” “operating performance,” “financial returns,” and “investor experience.” The Committee has not taken any specific action in response to this information but does consider it in assessing whether the Company is paying for performance – both absolute and relative to peers. For periods ending in 2012, HealthSouth’s performance was at or above median for 23 of these metrics while falling below median for just 7 of these metrics. As part of this same comparison, CEO actual TDC fell just below the 65th percentile while five NEOs, as a group, fell just below the 60th percentile.

Other Best Practices

To ensure the Company has strong corporate governance and risk mitigation, the board of directors also adopted the following best practices related to executive compensation:

•	Both our annual and long-term incentive plans have maximum award features;

•	Our annual and long-term incentive plans are designed with multiple measures of performance;

•	Our compensation recoupment, or “claw-back,” policy discussed under “Compensation Recoupment Policy” beginning on page 40 applies to incentive-based compensation;

•	Equity ownership guidelines for our senior executives and directors require our senior executives to retain 50% of their net shares at the time of exercise/vest until their ownership multiple is met;

•	Our insider trading policy expressly prohibits hedging or pledging of our stock by our executive officers and directors;

•	Supplemental executive benefits or perquisites are substantially limited to a nonqualified 401(k) plan and, in the case of our chief executive officer, supplemental long-term disability coverage;

•	The Committee’s independent consultant, Frederick W. Cook & Co., is retained directly by the Committee and performs no other work for the Company;

•	No directors serve on more than three public company boards;

•	Independent sessions are scheduled at every regular meeting of our board and the Committee (no members of management are present at these independent sessions); and

•	Our change-of-control compensation arrangements, discussed under “Severance Arrangements” beginning on page 41, include a “double trigger” requiring both a change in control and termination of employment to receive cash benefits and do not allow tax gross-ups.

DETERMINATION OF COMPENSATION

Key Participants		Roles and Responsibilities
Compensation Committee	The Committee oversees our compensation and employee benefit objectives, plans, and policies. The Committee also reviews and approves (or recommends for approval of the independent directors of our board in the case of the chief executive officer) the individual compensation of the executive officers. The Committee is comprised solely of four independent directors. Their responsibilities, as they relate to the compensation of our NEOs, include:
	•	review the Company’s compensation programs and policies, including incentive compensation plans and equity-based plans;
	•	review and approve corporate goals and objectives relevant to the compensation of our NEOs, then (i) evaluate their performance and (ii) determine and approve their base compensation levels and incentive compensation based on this evaluation; and, in the case of our chief executive officer, recommend such to the board for approval; and
	•	review personal benefits provided to our NEOs and recommend any changes to the board.
The Committee receives support from the chief human resources officer and her staff and also engages its own executive compensation consultant as described below.
Chief Executive Officer	At least annually, the chief executive officer makes recommendations to the Committee regarding our executive compensation plans and, for all other NEOs, proposes adjustments to base salaries, if any, and awards under our annual incentive compensation and long-term equity-based plans. He also provides performance evaluations to the Committee in connection with the other NEO’s individual objectives that he established. The chief executive officer and chief human resources officer regularly attend meetings of the Committee.
Compensation Consultant	Throughout the year, the Committee relies on Frederic W. Cook & Co., Inc. for external executive compensation support. Frederic W. Cook & Co. is retained by, and works directly for, the Committee and attends meetings of the Committee, as requested by the Committee chair. Frederic W. Cook & Co. has no decision making authority regarding our executive compensation. The services provided include:
	•	updates and advice to the Committee on the regulatory environment as it relates to executive compensation matters;
	•	advice on trends and best practices in executive compensation and executive compensation plan design;
	•	market data, analysis, evaluation, and advice in support of the Committee’s role; and
	•	commentary on our executive compensation disclosures.

Management has separately engaged Mercer (US) Inc. The scope of that engagement includes providing data and analysis on competitive executive and non-executive compensation practices. Mercer data related to executive compensation practices was provided to the Committee, subject to review by, and input from, Frederic W. Cook & Co. Mercer also provides a diagnostic tool and support to our assessment of risk related to our compensation practices. Mercer does not directly advise the Committee in determining or recommending the amount or form of executive compensation.

Assessment of Competitive Compensation Practices

The Committee does not employ a strict formula in determining executive compensation. A number of factors are considered in determining executive base salaries, annual incentive opportunities, and long-term incentive awards, including:

•	the executive’s responsibilities,

•	the executive’s experience,

•	the executive’s performance,

•	aspects of the role that are unique to the Company,

•	internal equity within senior management, and

•	competitive market data.

To assess our NEOs’ target total direct compensation, the Committee reviews competitive data from two sources:

•	survey data - compensation survey data provided by Mercer, and

•	healthcare provider peer group data - Frederic W. Cook & Co., at the direction of the Committee, assembles data for a targeted group of healthcare provider peers.

The survey data provides a significant sample size, includes information for management positions below senior executives, and includes broader healthcare companies and other industries from which we might recruit for executive positions. The healthcare provider peer group is derived through an annual review of potential peers in conjunction with the Committee’s Compensation Consultant. With the exception of the loss of Sun Healthcare Group through acquisition, the composition of this peer group remained consistent for 2012 to 2013. This peer group provides data for companies similar to us in terms of industry segment, revenue size and exposure to Medicare as a revenue source, and market capitalization. The Committee believes these data sources provide a comprehensive perspective on competitive pay levels and practices. Delivery of patient care is our primary consideration for peer selection followed by revenue size. Companies in this industry segment tend to have similar revenue sources, face similar regulatory and human resource challenges that companies in the more general “healthcare services” sector do not encounter, or do not encounter to the same degree (e.g., veterinary supply vendors, durable medical equipment providers, etc.). This results in a peer group composed of companies that share a similar total shareholder return environment.

Survey Sources
Mercer Benchmark	Towers Watson Executive	Aon Hewitt Total Compensation

Healthcare Provider Peer Group
Amedisys	Health Management Association	Skilled Healthcare Group
Chemed Corporation	Kindred Healthcare	Tenet Healthcare Corporation
Community Health Systems	LifePoint Hospitals	Universal Health Services
Gentiva Health Services	Select Medical Holdings
Note: Sun Healthcare Group was removed for 2013 due to acquisition by Genesis HealthCare.

The Committee reviews competitive data on base salary levels, annual incentives, and long-term incentives, both individually and collectively. In recent years, the Committee has targeted total direct compensation opportunities for our NEOs, excluding the CEO, at the 50th percentile of both the Mercer survey data and the healthcare provider peer group data. For purposes of competitive analysis of our chief executive officer’s compensation, the Committee places emphasis on the healthcare provider peer group data because other healthcare provider companies provide the most direct comparison. Per his letter of understanding, Mr. Grinney’s compensation opportunity was targeted at the 65th percentile of the healthcare provider peer group. It is important to note the Committee, with input from Frederic W. Cook & Co., recognizes the benchmark data changes from year to year, so the comparison against those benchmarks places emphasis on sustained compensation trends to avoid short-term anomalies. In general, the Committee views compensation 10% above or below the targeted percentile as within a competitive range.

The Committee has considered the appropriate competitive target range to attract and retain the kind of executive talent necessary to successfully achieve our strategic objectives. The Committee’s objective is to establish target performance goals that will result in strong performance by the Company. Executives may achieve higher actual compensation for exceptional performance relative to these target performance goals and below-median levels of compensation for performance that is not as strong as expected.

Mr. Grinney’s letter of understanding targeting his compensation opportunity at the 65th percentile of the healthcare provider peer group expired in December 2013. As stated previously, the Committee received from Frederic W. Cook & Co. an analysis of peer group data for 2012 that was based on proxies filed during 2013. As we reviewed his target TDC in 2013, it was 7% below the 65th percentile of the healthcare provider peer group’s 2012 target data. The 2013 target TDC for three of our other NEOs fell below the 50th percentile of the competitive market while the target TDC for Mr. Whittington fell just below the 65th percentile, which the Committee believes reflects the breadth of Mr. Whittington’s responsibilities. As another test of overall reasonableness, the Committee compared the aggregate target TDC of our NEOs to the aggregate amounts from the companies in the healthcare provider peer group, and our aggregate target TDC amount was 7.6% above the 50th percentile.

ELEMENTS OF EXECUTIVE COMPENSATION

Executive Total Rewards at a Glance

Total Reward Component	Purpose	2013 Actions
Base Salary	Provide our executives with a competitive level of regular income.	No changes in base salary for any NEOs.
Annual Incentives	Intended to drive Company and individual performance while focusing on annual objectives.	Joining Adjusted EBITDA, PEM Score Ranking replaced ROIC as the lesser weighted metric.
Long-Term Incentives	Intended to focus executive attention on longer-term strength of the business and align their interests with our stockholders.	EPS metric remains with ROIC and Relative TSR added as performance metrics. Continued time-based restricted stock. Dividend equivalent rights awarded for all outstanding performance-based restricted stock awards.
Health and Welfare Benefits	Provide our executives with programs that promote health and financial security.	No changes.
Perquisites	Very limited.	No changes.
Change in Control and Severance	Provides business continuity and temporary income during periods of transition.	No material changes except: increased threshold from 25% to 30%, at which an acquirer’s ownership of the Company’s common stock triggers a change in control and added payment of (x) a pro-rated target cash incentive and (y) any earned but not yet paid cash incentive amounts upon termination following a change in control.

The primary elements of our executive compensation program are:

Base Salary + Annual Cash Incentives + Long-Term Equity Incentives

Base Salary

We provide executives and other employees with base salaries to compensate them with regular income at competitive levels. Base salary considerations include the factors listed under “Assessment of Competitive Compensation Practices” above.

No NEOs received a base salary increase in 2013. Base salaries were maintained at the current levels to manage fixed expenses.

2013 Fiscal Year-End Annual Base Salary
Jay Grinney	President and Chief Executive Officer	$1,000,000
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	525,000
Mark J. Tarr	Executive Vice President and Chief Operating Officer	600,000
John P. Whittington	Executive Vice President, General Counsel and Corporate Secretary	527,000
Cheryl B. Levy	Chief Human Resources Officer	345,000

Annual Incentives

The 2013 Senior Management Bonus Plan, or “SMBP,” was designed to incentivize and reward our NEOs and others for annual performance as measured against pre-determined corporate quantitative and individual objectives intended to improve the Company’s performance and promote stockholder value.

Plan Objectives and Metrics

For 2013, the corporate quantitative objective of consolidated Adjusted EBITDA1 was continued from 2012 while Program Evaluation Model (“PEM”) Score Ranking2 was added. Adjusted EBITDA is a prevalent, industry-relevant measure of profitability. PEM Score Ranking is a key quality metric that evaluates the functional gains of our patients. The weightings and payout ranges for our 2013 corporate quantitative objectives are as follows:

2013 SMBP Corporate Objectives

		Award Range
		Not Eligible	Threshold	Target	Maximum
Objective	Weight	0%	50%	100%	200%
Adjusted EBITDA	70%	<$505,907,000	$505,907,000	$525,828,000	>$578,410,000
PEM Score Ranking (% of hospitals at, or above, hospital- specific PEM Score goals)	30%	<60%	60%	70%	>80%

The weighting for Adjusted EBITDA was increased to 70% from 60% in 2013 to reinforce the importance of financial performance.

To reward exceptional performance, the Committee created an opportunity for the NEOs to receive a maximum payout in the event actual results reach a predetermined level for each objective. Conversely, if attained results are less than threshold for a component of the corporate quantitative objectives, then no payout for that component of corporate quantitative objectives occurs. It is important to note the following:

•	performance measures can be achieved independently of each other; and

•	as results increase above the threshold, a corresponding percentage of the target cash incentive will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above.

In addition to corporate quantitative objectives for each NEO, we specify individual, measurable objectives weighted according to importance. The independent members of our board establish Mr. Grinney’s individual objectives. Mr. Grinney establishes two to four individual objectives for the other NEOs, subject to review by the Committee. The individual objectives reflect objectives specific to each NEO’s position and also corporate objectives. Additionally, if we fail to attain at least achievement of 80% of the target level for Adjusted EBITDA, then no payout for the individual objectives occurs. A formal assessment of each NEO’s performance against his or her individual objectives is reviewed and approved by the Committee.

1 For purposes of the 2013 SMBP, Adjusted EBITDA is the same as the measure described in the 2013 Form 10-K, and the results may be adjusted further for certain unusual or nonrecurring unbudgeted items. Adjusted EBITDA is discussed in more detail, including reconciliations to corresponding GAAP financial measures, in Appendix A to this proxy statement. The Committee has established in advance the following four categories of adjustments for these unusual or nonrecurring unbudgeted items: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories help the metric to more accurately reflect items within management’s control while also minimizing unintended incentives or disincentives associated with the accounting impacts. For 2013, the item adjusted included: unbudgeted acquisition of Walton Rehabilitation Hospital.

2 For purposes of the 2013 SMBP, Program Evaluation Model (“PEM”) Score Ranking is a quality metric that evaluates the functional gains our patients achieve using the FIM® (Functional Improvement Measure) tool and each patient’s discharge status (e.g., to home or an acute care hospital). PEM Scores from all HealthSouth hospitals are submitted to the Uniform Data System, or “UDS,” database to compare each HealthSouth hospital’s performance against the industry. The measurement of the PEM Score Ranking is the aggregation of the Company’s year-end, hospital-specific PEM Scores vs. hospital-specific PEM Score goals; each hospital-specific PEM Score and hospital-specific PEM Score goal are stated as a percentile of the national UDS PEM Score database. FIM® is a registered trademark of Uniform Data System for Medical Rehabilitation, a division of UB Foundation Activities, Inc.

The following table describes each of Mr. Grinney’s individual objectives beyond addressing the core company objectives and completion status for 2013:

	Individual Objectives	Completion Status
1.	Meet or exceed all development goals: begin construction on a minimum of four de novos that will open in 2014; acquire a minimum of two IRFs.	Began construction on three de novo hospitals; all three are scheduled to be open in 2014. Construction on the fourth de novo was not begun because of judicial delays in securing a final, uncontested certificate of need. Acquired one hospital on April 1, 2013. Signed letter of intent, or “LOI,” to acquire, or joint venture with, another hospital on December 10, 2013.
2.	Pursue appropriate acquisition opportunities.	Evaluated potential acquisitions, but elected not to pursue.
3.	No financial material weaknesses or significant deficiencies.	No material weaknesses or significant deficiencies.
4.	Execute board-authorized, stockholder value-creating strategies.	Successfully executed three strategies: 1. Completed tender offer for approximately 9.5% of then-outstanding common shares, 2. Instituted a common stock cash dividend, and 3. Completed convertible preferred stock exchange.
5.	Meet or exceed patient satisfaction “benchmarks” each quarter.	While the benchmarks were not met or exceeded for the Company as a whole, four regions achieved consistent sequential improvement in all quarters, as did the Company as a whole.
6.	Maintain an aggressive diversity agenda.	Hospital leadership development created leadership access opportunities for women and people of color. Also, continued to enhance our diversity program.
7.	Develop a senior management succession plan.	An executive development report was presented and reviewed by the board.

The individual objectives for the other NEOs were aligned with Mr. Grinney’s individual objectives and the Company’s quantitative objectives but specifically tailored to the functional responsibilities of that NEO. Accordingly, the ability of each NEO to achieve his or her individual objectives closely mirrored our ability to achieve targeted results for the corporate quantitative objectives. Mr. Grinney attempted to set the individual objectives and target performance levels such that, if an NEO’s performance in each of his or her personal objectives met or exceeded the range of reasonable expectations, no less than 75% of the full award for his or her individual objectives would be earned. Results from the individual objectives section cannot exceed 100% of that full award.

Establishing the Target Cash Incentive Opportunity

Under the SMBP, the Committee first approves a target cash incentive opportunity for each NEO, based upon a specific percentage of his or her base salary, as listed in the “Target Cash Incentive Opportunity as a % of Salary” column in the table below. This target cash incentive opportunity is established as a result of the Committee’s “Assessment of Competitive Compensation Practices” described above. The Committee then assigns relative weightings (as a percentage of total cash incentive opportunity) to the objectives. The relative weightings of the corporate quantitative objectives and individual objectives take into account the executive’s position, with the targets for executives with strategic responsibilities consisting of a higher corporate quantitative objectives weighting.

The table below summarizes the target cash incentive and relative weightings of corporate quantitative and individual objectives for each NEO:

Named Executive Officer	Target Cash Incentive Opportunity as a % of Salary	Weightings		Relative Weighting as a % of Target
		Corporate Quantitative Objectives	Individual Objectives	Quantitative Objectives		Individual Objectives
				Adjusted EBITDA (70%)	PEM Score Ranking (30%)
Jay Grinney	100%	80%	20%	56%	24%	20%
Douglas E. Coltharp	60%	80%	20%	56%	24%	20%
Mark J. Tarr	60%	80%	20%	56%	24%	20%
John P. Whittington	60%	80%	20%	56%	24%	20%
Cheryl B. Levy	50%	70%	30%	49%	21%	30%

Assessing and Rewarding 2013 Achievement of Objectives

After the close of the year, the Committee assesses performance against the corporate quantitative and individual objectives for each NEO to determine a weighted average result, or the percentage of each NEO’s target incentive that has been achieved, for each objective. The Committee has the discretion to reduce awards. For 2013, results for the corporate quantitative objectives were as follows:

Objective	Target	Actual Result	% of Target Metric Achievement	Weight	Weighted Metric Achievement
Adjusted EBITDA	$525,828,000	$549,966,000	146.0%	70%	102.2%

PEM Score Ranking	70.0%	72.8%	128.0%	30%	38.4%

Combined				100%	140.6%

The cash incentive attributable to individual objectives is determined by multiplying the relative weight of each NEO’s individual objectives by the target cash incentive amount and then again by the percentage of the individual objectives achieved by that NEO. Individual objective achievement is capped at 100%. The Committee and the other independent members of our board determined Mr. Grinney’s individual objectives achievement. The Committee also concurred with Mr. Grinney on the individual objective achievements for the other NEOs.

2013 Individual Objective Achievement

Named Executive Officer	Title	2013
Jay Grinney	President and Chief Executive Officer	80%
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	100%
Mark J. Tarr	Executive Vice President and Chief Operating Officer	90%
John P. Whittington	Executive Vice President, General Counsel and Corporate Secretary	85%
Cheryl B. Levy	Chief Human Resources Officer	95%

The Committee believes the degree of achievement of the quantitative and individual objectives strengthened our position in our industry and promoted the long-term interests of our stockholders, and thus warranted the cash incentive payments listed in the following table. These amounts were paid in February 2014 and are included in the 2013 compensation set out in the Summary Compensation Table on page 43.

2013 Senior Management Bonus Plan Payouts

Named Executive Officer	Corporate Quantitative Objective Portion	Individual Objective Portion	Total Payout
Jay Grinney	$1,124,800	$160,000	$1,284,800
Douglas E. Coltharp	354,312	63,000	417,312
Mark J. Tarr	404,928	64,800	469,728
John P. Whittington	355,662	53,754	409,416
Cheryl B. Levy	169,775	49,163	218,938

Long-Term Incentives

To further align management’s interests with those of stockholders, the Committee has structured a significant component of each NEO’s total direct compensation in the form of long-term equity awards. We believe such awards promote strategic and operational decisions that align the long-term interests of management and the stockholders and help retain executives. In support of our performance-driven total compensation philosophy, earned equity values are driven by stock price and financial and operational performance.

For 2013, our equity incentive plan provided participants at all officer levels with the opportunity to earn performance-based restricted stock, or “PSUs,” and time-based restricted stock, or “RSAs,” and, in addition, for the chief executive officer and the executive vice presidents, stock options, thereby aligning all levels of management with stockholders and placing a significant portion of their TDC at risk. RSAs were reintroduced in 2012 to enhance retention incentives in response to uncertainty in our industry due to the regulatory environment, including various deficit reduction initiatives.

The 2013 value of the long-term incentive awards made to the NEOs as a percentage of their base salaries remained consistent with that in 2012. The following table sets out the 2013 target equity award opportunity levels and the forms of equity compensation for each of our current NEOs as approved by the Committee and our board of directors. The values in this table reflect the intended value approved by the Committee and board. These amounts differ from the values of equity awards reported in the Summary Compensation Table on page 43 due to:

•	the impact of the Monte Carlo valuation of the relative TSR portion of the PSUs and

•	the utilization of a 20-day average stock price to determine the number of shares to grant as opposed to the values used for accounting purposes.

2013 Target Equity Award Opportunity and Equity Compensation Mix (by value)

Named Executive Officer	Title	Total Target Equity Award Opportunity	Options as a % of the Award	PSUs as a % of the Award	RSAs as a % of the Award
Jay Grinney	President and Chief Executive Officer	$5,000,000	20%	60%	20%
Douglas E. Coltharp	Executive Vice President and Chief Financial Officer	787,511	20%	60%	20%
Mark J. Tarr	Executive Vice President and Chief Operating Officer	900,001	20%	60%	20%
John P. Whittington	Executive Vice President, General Counsel and Corporate Secretary	790,504	20%	60%	20%
Cheryl B. Levy	Chief Human Resources Officer	344,993	-	60%	40%

Performance Share Unit Awards in 2013

The Committee determined that, for NEOs, performance-based vesting conditions for a majority of the award value of restricted stock awards are appropriate because such awards further align executives’ goals with the interests of stockholders and promote specific performance objectives while facilitating ownership levels. Under our equity incentive plan, NEOs may be awarded PSUs, which entitle them to receive a pre-determined range of restricted shares upon achievement of specified performance objectives. PSU awards do not provide for voting rights unless and until restricted stock is earned after the measurement period. Likewise, prior to initiation of a common stock dividend, PSU awards did not expressly grant rights to dividends during the measurement period. In conjunction with the initiation of regular common stock dividends in October 2013, our board of directors awarded dividend equivalent rights on all outstanding PSUs. These rights provide that dividends accrue when paid on outstanding shares, but the holders of PSUs will not receive the cash payments related to these accrued dividends until the resulting common shares, if any, fully vest. Once the attained performance level for the 2013 PSUs is approved by our board, any resulting common shares issued will receive dividends when and as paid.

For the 2013 awards, the number of restricted shares earned will be determined at the end of a two-year performance period based on the level of achievement of the following metrics:

2013 LTIP Objectives

Objective	Weight
Normalized Earnings Per Share (“EPS”)[3]	50%
Return on Invested Capital (“ROIC”)[4]	30%
Relative Total Shareholder Return (“TSR”)[5]	20%

The Committee chose these metrics because the Committee believes they are directly aligned with our stockholders’ interests. If restricted shares are earned at the end of the two-year performance period, the participant must remain employed until the end of the following year at which time the shares fully vest.

It is important to note the following:

•	Management provides a report to the Committee that sets out the calculations of the actual results and engages an accounting firm to produce a report on the accuracy of the calculations;

•	if results attained are less than threshold, then no restricted shares are earned for that performance measure in that performance period; and

•	as results increase above the threshold, a corresponding percentage of target equity value will be awarded. In other words, levels listed are on a continuum, and straight-line interpolation is used to determine the payout multiple between two payout levels set forth in the table above. For example, at the end of the two-year performance period on December 31, 2013, the EPS result was $3.43, then the Company has exceeded the target level ($3.12) by $0.31 and that difference is 39.7% of spread between the maximum level and the target level ($3.90 – $3.12). On a percentage basis, 39.7% of the difference between the maximum and target payment multiples (200% - 100%) is 39.7%, so the corresponding payout multiple for the EPS objective is 139.7%.

Summary of 2012 PSU Award Results

The 2012 PSU awards completed their performance period on December 31, 2013. EPS was the sole metric. Our EPS performance was strong and earned the NEOs a 139.7% share payout based on actual performance of $3.43 over the two-year performance period compared to a target of $3.12.

Time-Based Restricted Stock Awards in 2013

A portion of the 2013 award value was provided in RSAs to provide retention incentives to our executives and facilitate stock ownership, which further links executives to our stockholders. Under our equity incentive plan, NEOs may be granted RSAs which entitle them to receive a pre-determined number of restricted shares upon completion of a specified service period. The recipients of RSA awards have voting rights and rights to receive dividends during the associated service period.

For the 2013 RSA award, one-third of the shares awarded vest on the first anniversary of the award, one-third of the shares vest on the second anniversary of the award, and the final third vest on the third anniversary.

3 For purposes of the 2013 LTIP, EPS is calculated on a weighted-average diluted shares outstanding basis by adjusting net income from continuing operations attributable to HealthSouth for the normalization of income tax expense and certain unusual or nonrecurring unbudgeted items. The Committee has established in advance the following four categories for these unusual or nonrecurring unbudgeted items for Committee consideration: acquisitions and divestitures, changes in capital structure, litigation expenses and settlements, and material legislative changes. The Committee believes these pre-approved categories help the metric to more accurately reflect items within management’s control while also minimizing unintended incentive or disincentives associated with the accounting treatment for unbudgeted, discretionary transactions. For the performance period ended December 31, 2013, those items included: consolidation of St. Vincent hospital; gain from the sale of certain skilled nursing bed licenses; impact from unbudgeted debt refinancing transactions; impact from our common stock repurchase; impact from unbudgeted professional fees for legacy legal matters; gains or recoveries from the Richard Scrushy verdict; and gains related to estimated payments to plaintiffs of the derivative actions. The diluted share count is calculated on the same basis as the diluted shares outstanding in our 2013 Form 10-K and includes shares related to the potential conversion of our preferred stock, convertible senior subordinated notes, restricted stock awards, restricted stock units, and dilutive stock options. The diluted share count for 2013 was adjusted for the impact from our common stock repurchase as noted above. The calculation of normalized earnings per share differs from that of earnings per share used in our earnings releases and publicly available financial guidance. We believe the calculation for compensation purposes for 2013 more accurately represents those matters within the control of management compared to the calculation used in communications with the market.

4 For purposes of the 2013 LTIP, ROIC is defined as adjusted earnings before interest and tax expense divided by average total assets on the balance sheet as of December 31, 2012, 2013, and 2014, excluding deferred tax assets and assets from discontinued operations. Adjusted earnings before interest and tax expense is defined as income from continuing operations attributable to HealthSouth common shareholders before interest expense and provision for income tax expense, excluding government, class action and related settlements, professional fees — accounting, tax, and legal and loss on early extinguishment of debt.

5 For purposes of the 2013 LTIP, relative TSR is calculated by dividing the sum of the change in share price over the two-year period and the per share amount of dividends paid, if any, by the beginning share price for the measurement period. In each case, the share price used is the average for the 60-day period preceding the measurement date.

Stock Option Awards in 2013

We believe stock options remain an appropriate means to align the interests of our most senior executives with our stockholders since they provide an incentive to grow stock price.

Each stock option permits the holder, for a period of ten years, to purchase one share of our common stock at the exercise price, which is the closing market price on the date of issuance. Options generally vest ratably in equal annual increments over three years from the award date. In 2013, the number of options awarded equaled 20% of the total target equity award opportunity approved for the related officer divided by the individual option value determined using the Black-Scholes valuation model at the time of award.

Equity Award Timing

Our practice is to have the independent members on our board of directors approve, based on recommendations of the Committee, equity awards at the February board meeting which allows time to review and consider our prior year’s performance. The number of shares of common stock underlying the PSU, RSA, and stock option awards is determined using the average closing price for our common stock over the 20-day trading period preceding the February board meeting at which the awards are approved. The strike price for the stock option awards is set at the closing price on the second trading day after the filing of our Form 10-K, which is also the date of issuance. This timing for the pricing and issuance of stock options allows for the exercise price to reflect a broad dissemination of our financial results from the prior year.

Executive Compensation Program Changes for 2014

Of note, the target TDC opportunity for three of our NEOs, including Mr. Grinney, remained the same for 2014. Effective March 1, Mr. Tarr’s annual base salary was increased to $625,000. The target cash incentive opportunity as a percent of salary for Mr. Tarr and Mr. Coltharp was increased to 80% and 75%, respectively. The total target equity award opportunity for Mr. Tarr was increased to 200% (from 150%) of his annual base salary. These adjustments were approved in light of the following considerations: Mercer market analysis, job performance, tenure, experience and internal equity/differentiation.

For Mr. Grinney’s 2014 PSU awards only, our board approved an “enhanced vesting” treatment in the event of his retirement. If Mr. Grinney retires, he will receive his full award subject to performance attainment regardless of his retirement date (the award will not be prorated for not completing the full service period). Any resulting shares earned will not be released until the final vesting of the award (December 31, 2016). Our board believes that this modified treatment strengthens his non-compete agreement and other restrictive covenants and links Mr. Grinney financially to the success of the CEO transition that would occur upon his retirement.

In addition, the Committee approved a few structural changes for 2014 to provide strong financial performance incentives to motivate operating performance and retention that should result in positive stockholder experience. These changes include:

•	transition to a new TSR Peer Group for the TSR component of the LTIP to address the limited size of the current healthcare provider peer group;

•	switch to dividend equivalents for each 2014 RSA, which dividend equivalents accrue but are not paid until vesting of the related shares; and

•	modification of the calculation of ROIC for the PSU award to an after-tax basis to position us for the eventual transition to more substantial cash tax payments following exhaustion of our net operating loss carryforwards.

Benefits

In 2013, our NEOs were eligible for the same benefits offered to other employees, including medical and dental coverage. NEOs are also eligible to participate in our qualified 401(k) plan, subject to the limits on contributions imposed by the Internal Revenue Service. In order to allow deferrals above the amounts provided by the IRS, executives and certain other officers are eligible to participate in a nonqualified deferred 401(k) plan that mirrors the current qualified 401(k) plan. Other than the plans referenced here, we did not provide our executives with compensation in the form of a pension plan, nonqualified deferred compensation plan, or a retirement plan. Mr. Grinney receives long-term disability coverage above the level offered broadly to our employees.

Perquisite Practices

We do not have any perquisite plans or policies in place for our executive officers. In general, we do not believe such personal benefit plans are necessary for us to attract and retain executive talent. We do not provide tax payment reimbursements, gross ups, or any other tax payments to any of our executive officers. We pay premiums for group-term life insurance and long-term disability insurance for all employees. From time to time, officers and directors may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no material incremental cost to us.

OTHER COMPENSATION POLICIES & PRACTICES

Equity Ownership Guidelines for Management and Non-Employee Directors

To further align the interests of our management with those of our stockholders, we have adopted equity ownership guidelines for senior management and members of our board of directors.

Covered individuals have five years to reach their ownership level and upon each tax recognition or option exercise event, a covered officer must retain at least 50% of the after-tax value of the related equity award until ownership levels are achieved. Equity grants to our non-employee directors are not released until the director leaves the Board. All of our NEOs and non-employee directors have satisfied the guidelines. Ms. Herman and Ms. Katz, who both joined our board in January 2013, are not yet required to meet the applicable ownership level. Outlined in the table below are the ownership guidelines:

Position	Required Value of Equity Owned
chief executive officer	5 times annual base salary
executive vice president	3 times annual base salary
other executive officers	1.5 times annual base salary
outside director	$300,000

Compensation Recoupment Policy

Our board of directors has approved and adopted a senior management compensation recoupment policy applicable to awards granted and incentive compensation paid after January 1, 2010. The policy provides that if the board has, in its sole discretion, determined that any fraud, illegal conduct, intentional misconduct, or gross neglect by any officer was a significant contributing factor to our having to restate all or a portion of our financial statements, the board may:

•	require reimbursement of any bonus or incentive compensation paid to that officer,

•	cause the cancellation of that officer’s restricted or deferred stock awards and outstanding stock options, and

•	require reimbursement of any gains realized on the exercise of stock options attributable to incentive awards,

if and to the extent (i) the amount of that compensation was calculated based upon the achievement of the financial results that were subsequently reduced due to that restatement and (ii) the amount of the compensation that would have been awarded to that officer had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, if an officer is found to have committed fraud or engaged in intentional misconduct in the performance of his or her duties, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and the board determines the action caused substantial harm to HealthSouth, the board may, in its sole discretion, utilize the remedies described above.

Anti-Hedging Policy

The Company prohibits the following transactions for executive officers and directors:

•	short-term trading of our securities,

•	short sales of our securities,

•	transactions in publicly traded derivatives relating to our securities,

•	hedging or monetization transactions, such as zero-cost collars and forward sale contracts, and

•	pledging of our securities as collateral, including as part of a margin account.

Severance Arrangements

It is not our practice to enter into individual employment agreements with our senior executives. To that end, the letter of understanding with Mr. Grinney that expired on December 2, 2013 was not renewed at his request. To provide our senior executives with competitive levels of security, potential benefits are provided to our senior executives under our change of control and severance plans. The Committee determined the value of benefits were reasonable, appropriate, and competitive with our healthcare provider peer group. As a condition to receipt of any payment or benefits under either plan, participating employees must enter into a nonsolicitation, nondisclosure, nondisparagement and release agreement. As a matter of policy, payments under either plan do not include “gross ups” for federal taxes payable on amounts paid. Definitions of “cause,” “retirement,” “change in control,” and “good reason” are provided on page 48 of this proxy statement.

Executive Severance Plan

The goal of the Executive Severance Plan is to help retain qualified, senior officers whose employment with us is subject to termination under circumstances beyond their control. Our NEOs and all senior vice presidents are participants in the plan, which is an exhibit to our 2013 Form 10-K. Under the plan, if a participant’s employment is terminated by the participant for good reason or by HealthSouth other than for cause (as defined in the plan), then the participant is entitled to receive a cash severance payment, health benefits, and the other benefits described below. Voluntary retirement, death, and disability are not payment triggering events. The terms of the plan, including the payment triggering events, were determined by the Committee to be consistent with healthcare industry market data from the Committee’s and management’s consultants.

The cash severance payment for participants is the multiple (set forth in the table below) of annual base salary in effect at the time of the event plus any accrued, but unused, paid time off, and accrued, but unpaid, salary. This amount is to be paid in a lump sum within 60 days following the participant’s termination date. In addition, except in the event of termination for cause or resignation for lack of good reason, the participants and their dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of time set forth in the following table.

Position	Severance as Multiple of Annual Base Salary	Benefit Plan Continuation Period
chief executive officer	3x	36 months
executive vice presidents	2x	24 months
other executive officers	1x	12 months

Amounts paid under the plan are in lieu of, and not in addition to, any other severance or termination payments under any other plan or agreement with HealthSouth. As a condition to receipt of any payment under the plan, the participant must waive any entitlement to any other severance or termination payment by us, including any severance or termination payment set forth in any employment arrangement with us.

Upon termination of a participant without cause, or his or her resignation for good reason, a prorated portion of any equity award subject to time-based vesting only that is unvested as of the effective date of the termination or resignation will automatically vest. If any restricted stock awards are performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.

Change in Control Benefits Plan

The goal of the Change in Control Benefits Plan is to help retain certain qualified senior officers, maintain a stable work environment, and encourage officers to act in the best interest of stockholders if presented with decisions regarding change in control transactions. Our NEOs and other officers are participants in the plan, which is an exhibit to our 2013 Form 10-K. The terms of the plan, including the definition of a change in control event, were determined to be consistent with healthcare industry market data from the Committee’s and management’s consultants.

Under the Change in Control Benefits Plan, participants are divided into tiers as designated by the Committee. Messrs. Grinney, Coltharp, Whittington, and Tarr are Tier 1 participants; Ms. Levy is a Tier 2 participant. If a change in control occurs as defined in the plan, each outstanding option to purchase common stock held by participants will automatically vest, and, for options awarded on or prior to November 4, 2005, the scheduled expiration will be extended for up to a year. For Tier 1 and 2 participants, all options awarded after November 4, 2005 will remain exercisable for three and two years, respectively, following a change in control.

Restricted stock that is not performance-based (i.e., time-lapse) will automatically vest upon the occurrence of a change in control. If the restricted stock is performance-based, the Committee will determine the extent to which the performance goals for such restricted stock have been met and what awards have been earned.

If a participant’s employment is terminated within 24 months following a change in control or during a potential change in control, either by the participant for good reason (as defined in the Change in Control Benefits Plan) or by HealthSouth without cause, then the participant shall receive a lump sum severance payment. Voluntary retirement is not a payment triggering event. For Tier 1 and 2 participants, the lump sum severance is 2.99 times and two times, respectively, the sum of the highest base salary in the prior three years and the average of actual annual incentives for the prior three years for the participant, plus a prorated annual incentive award for any incomplete performance period. In addition, except in the event of termination for cause or resignation for lack of good reason, the participant and the participant’s dependents continue to be covered by all life, healthcare, medical and dental insurance plans and programs, excluding disability, for a period of 36 months for Tier 1 participants and 24 months for Tier 2 participants.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of compensation paid to certain highly compensated executive officers in excess of $1 million in the year the compensation otherwise would be deductible by the company. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. The Committee considers the impact of this rule when developing and implementing our executive compensation program in light of the overall compensation philosophy and objectives. The Committee seeks to balance the tax, accounting, EPS, and dilutive impact of executive compensation practices with the need to attract, retain, and motivate highly qualified executives. Although the Committee does design certain components of its executive compensation program to seek full deductibility, the Committee believes the interests of stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain nondeductible compensation expenses. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) of the Code. Amounts paid under any of our compensation programs, including salaries, bonuses, and awards of options, restricted stock, and other equity-based compensation, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. For example, a portion of our 2013 RSA awards will likely not be deductible as they vest as a result of the $1 million deduction limit. In recent years, the accounting and tax treatment of compensation generally has not been a material factor in determining the amount or type of compensation for our named executive officers. In particular, the tax effects considered by the Committee in recent years have included our minimal cash tax payments as a result of applying our substantial net operating loss carryforwards.

Summary Compensation Table

The table below shows the compensation of our 2013 named executive officers for services in all capacities in 2013, 2012, and 2011, except as otherwise indicated. For a discussion of the various elements of compensation and the related compensation decisions and policies, including the amount of salary and bonus in proportion to total compensation and the material terms of awards reported below, see “Compensation Discussion and Analysis” beginning on page 26. There are no additional material terms, if any, of each NEO’s employment arrangement, except as discussed under “Severance Arrangements” and “Letter of Understanding with Jay Grinney” beginning on pages 41 and 46, respectively.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay Grinney President and Chief Executive Officer	2013	1,000,000	3,853,692	1,034,363	1,284,800	183,542	7,356,397
	2012	1,000,000	3,686,249	1,579,522	1,297,200	104,961	7,667,932
	2011	1,000,000	3,493,416	1,459,500	1,588,000	148,119	7,689,035

Douglas E. Coltharp Executive Vice President and Chief Financial Officer	2013	525,000	606,967	162,917	417,312	45,182	1,757,378
	2012	525,000	1,136,833	250,023	407,988	21,221	2,341,065
	2011	525,000	639,706	264,842	503,370	8,250	1,941,168

Mark J. Tarr Executive Vice President and Chief Operating Officer	2013	600,000	693,679	186,183	469,728	53,776	2,003,366
	2012	588,220	1,689,583	250,023	473,472	32,722	3,034,020
	2011	520,968	639,706	264,842	504,334	30,168	1,960,018

John P. Whittington	2013	527,000	609,265	163,531	409,416	42,524	1,751,736
Executive Vice President,	2012	527,000	694,633	250,023	412,704	30,969	1,915,329
General Counsel and Corporate Secretary	2011	527,000	639,706	264,842	505,288	37,149	1,973,985

Cheryl B. Levy(5) Chief Human Resources Officer	2013	345,000	332,194	-	218,938	17,942	914,074
	2012	339,167	424,348	-	214,901	13,461	991,877
	2011	-	-	-	-	-	-

(1)	All stock awards for 2011 were PSUs and the corresponding values listed in this column are the grant date fair values computed in accordance with Accounting Standards Codification Topic 718, assuming the most probable outcome of the performance conditions as of the grant dates. The award amounts for 2012 and 2013 include, along with PSUs, RSA grants as part of the long-term incentive plan grants and, for those NEOs other than Mr. Grinney, a special equity grant made in May 2012. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the applicable vesting period, excluding any adjustment for forfeitures. Estimates were based on expected performance (i.e., target) at the time of grant. The assumptions used in the valuations are discussed in Note 13, Share-Based Payments, to the consolidated financial statements in our 2013 Form 10-K.

Values reported for PSU awards reflect the value at target performance. The value of these awards at the varying performance levels for our current NEOs is set forth in the table below.

Name	Year	Threshold Performance Value ($)	Target Performance Value ($)	Maximum Performance Value ($)
Jay Grinney	2013	1,446,517	2,893,033	5,786,066
	2012	1,316,516	2,633,032	5,266,064
	2011	1,746,708	3,493,416	6,986,832
Douglas E. Coltharp	2013	227,827	455,654	911,308
	2012 2011	208,604 319,853	417,208 639,706	834,417 1,279,412
Mark J. Tarr	2013	260,375	520,750	1,041,500
	2012 2011	208,604 319,853	417,208 639,706	834,417 1,279,412
John P. Whittington	2013	228,696	457,391	914,782
	2012 2011	208,604 319,853	417,208 639,706	834,417 1,279,412
Cheryl B. Levy	2013	99,811	199,621	399,242
	2012	78,444	156,888	313,777
	2011	-	-	-

(2)	The values of option awards listed in this column are the grant date fair values computed in accordance with ASC 718 as of the grant date. All of the values in this column are consistent with the estimate of aggregate compensation expense to be recognized over the three-year vesting period, excluding any adjustment for forfeitures. The assumptions used in the valuations are discussed in Note 13, Share-Based Payments, to the consolidated financial statements in our 2013 Form 10-K.

(3)	For 2013, the amounts shown in this column comprise bonuses paid in 2014 under our 2013 Senior Management Bonus Plan.

(4)

The items reported in this column for 2013 are described as set forth below. The amounts reflected in the “Dividend Rights” column are the aggregate values of dividends associated with outstanding restricted stock and PSU awards. Dividends paid on our common stock on October 15, 2013 were likewise paid in cash to holders of restricted stock but only accrued to holders of PSU awards. These accrued dividends are only paid if, and to the extent that, shares are earned as result of the PSUs’ performance attainment and are not forfeited prior to full vesting. Because we only initiated a dividend on our common stock in October 2013, dividend rights were not factored into the grant date fair values.

Name	Qualified 401(k) Match ($)	Nonqualified 401(k) Match ($)	Dividend Rights ($)	Personal Use of Aircraft ($)	Long-Term Disability Insurance ($)
Jay Grinney	-	70,070	79,080	7,071	27,321
Douglas E. Coltharp	8,750	19,845	16,587	-	-
Mark J. Tarr	-	32,897	20,879	-	-
John P. Whittington	8,750	20,049	13,725	-	-
Cheryl B. Levy	4,976	5,374	7,592	-	-

Mr. Grinney’s personal aircraft usage, which was pre-approved by the chairman of the board of directors, consisted of two flight legs related to family medical emergencies. For SEC purposes, the cost of personal use of the Company aircraft is calculated based on the incremental cost to us. To determine the incremental cost, we calculate the variable costs based on usage which include fuel costs on a per hour basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, crew hotel and meal expenses, and other miscellaneous variable costs. Since Company-owned aircraft are used exclusively for business travel, the calculation method excludes the costs which do not change based on incremental non-business usage, such as pilots’ salaries, aircraft leasing expenses and the cost of maintenance not related specifically to trips.

Occasionally, our executives are accompanied by guests on the corporate aircraft for personal reasons when there is available space on a flight being made for business reasons. There is no incremental cost associated with that use of the aircraft, except for a pro rata portion of catering expenses and our portion of employment taxes attributable to the income imputed to that executive for tax purposes, of which there were none in 2013.

(5)	Ms. Levy has served as the principal human resources officer since March 15, 2007. She became a named executive officer for the first time in 2012.

Grants of Plan-Based Awards During 2013

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	All Other Option Awards:	Exercise or Base Price of	Grant Date Fair Value of
		Date of Board							Number of Shares	Number of Securities	Option	Stock and
Name	Grant Date	Approval of Grant	Threshold(3) ($)	Target(4) ($)	Maximum(5) ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Unit(6) (#)	Underlying Options(7) (#)	Awards ($/SH)	Option Awards ($)
Jay Grinney
Annual Incentive			400,000	1,000,000	1,800,000	-	-	-	-	-	-	-
PSU	2/15/2013	2/14/2013	-	-	-	64,130	128,260	256,520	-	-	-	2,893,033
Stock options	2/21/2013	2/14/2013	-	-	-	-	-	-	-	94,340	24.17	1,034,363
RSA	2/15/2013	2/14/2013	-	-	-	-	-	-	42,753	-	-	960,660
Douglas E. Coltharp
Annual Incentive			126,000	315,000	567,000	-	-	-	-	-	-	-
PSU	2/15/2013	2/14/2013	-	-	-	10,101	20,201	40,402	-	-	-	455,654
Stock options	2/21/2013	2/14/2013	-	-	-	-	-	-	-	14,859	24.17	162,917
RSA	2/15/2013	2/14/2013	-	-	-	-	-	-	6,734	-	-	151,313
Mark J. Tarr
Annual Incentive			144,000	360,000	648,000	-	-	-	-	-	-	-
PSU	2/15/2013	2/14/2013	-	-	-	11,544	23,087	46,174	-	-	-	520,750
Stock options	2/21/2013	2/14/2013	-	-	-	-	-	-	-	16,981	24.17	186,183
RSA	2/15/2013	2/14/2013	-	-	-	-	-	-	7,696	-	-	172,929
John P. Whittington
Annual Incentive			126,480	316,200	569,160	-	-	-	-	-	-	-
PSU	2/15/2013	2/14/2013	-	-	-	10,139	20,278	40,556	-	-	-	457,391
Stock options	2/21/2013	2/14/2013	-	-	-	-	-	-	-	14,915	24.17	163,531
RSA	2/15/2013	2/14/2013	-	-	-	-	-	-	6,759	-	-	151,875
Cheryl B. Levy
Annual Incentive			60,375	172,500	293,250	-	-	-	-	-	-	-
PSU	2/15/2013	2/14/2013	-	-	-	4,425	8,850	17,700	-	-	-	199,621
RSA	2/15/2013	2/14/2013	-	-	-	-	-	-	5,900	-	-	132,573

Footnotes found on next page.

(1)	The possible payments described in the three columns above are cash amounts provided for by our 2013 Senior Management Bonus Plan as discussed under “Annual Incentives” beginning on page 33. Final payments under the 2013 program were calculated and paid in February 2014 and are reflected in the Summary Compensation Table on page 43 under the heading “Non-Equity Incentive Plan Compensation.”

(2)	Awards which are designated as PSU above are performance share units granted under our 2008 Equity Incentive Plan that is described on page 51. As described in “Performance Share Unit Awards in 2013” beginning on page 37, these awards vest and shares are earned based upon the level of attainment of performance objectives for the two-year period from January 1, 2013 through December 31, 2014 and a one-year time-vesting requirement ending December 31, 2015. Each of the threshold, target and maximum share numbers reported in the three columns assume the three performance objectives are each achieved at that respective level. Upon a change in control, the Committee will determine the extent to which the performance goals for PSUs have been met and what awards have been earned. The PSUs accrue dividends during the performance period, to the extent paid on our common stock, but the holders will not receive the cash payments related to these accrued dividends until the restrict stock resulting from performance attainment fully vests. The restricted stock earned at the end of the PSU’s performance period is entitled to ordinary dividends, if and when paid on our common stock. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(3)	The threshold amounts in this column assume: (i) the Company reached only threshold achievement on each of the quantitative objectives and (ii) none of the individual objectives were achieved, resulting in payment of the minimum quantitative portion of the bonus. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing and Rewarding 2013 Achievement of Objectives” beginning on page 36, we would multiply this amount by 50% (the threshold payout multiple) to arrive at the amount payable for threshold achievement of the quantitative objectives. No amount would be payable from the amount allocated to achievement of individual objectives.

(4)	The target payment amounts in this column assume: (i) the Company achieved exactly 100% of each of the quantitative objectives and (ii) all of the individual objectives were achieved. The target amount payable for each NEO is his or her base salary multiplied by this target cash incentive percentage. See table under “Establishing the Target Cash Incentive Opportunity” on page 35.

(5)	The maximum payment amounts in this column assume: (i) the Company achieved at or above the maximum achievement level of each of the quantitative objectives and (ii) all of the individual objectives were achieved. Thus, we would apply the NEO’s corporate quantitative objectives percentage (which, for Mr. Grinney as an example, would be 80%) to the target bonus dollar amount. Then, following the procedures discussed under “Assessing and Rewarding 2013 Achievement of Objectives” beginning on page 36, we would multiply this amount by 200% (the maximum payout multiple) to arrive at the amount payable for maximum achievement of the quantitative objectives. Then, we would add 100% of the amount allocated to achievement of individual objectives to arrive at the final bonus payout.

(6)	Awards which are designated as RSA in the first column of this table are time-vesting restricted stock awards granted under our 2008 Equity Incentive Plan that is described on page 51. For these awards, the number of shares of restricted stock set forth will vest in three equal annual installments beginning on the first anniversary of grant, provided that the officer is still employed; a change in control of the Company will also cause these awards to immediately vest in full. This restricted stock is entitled to ordinary dividends, if and when paid on our common stock. The Compensation Committee will determine whether the restricted stock will be entitled to any extraordinary dividends, if any are declared and paid.

(7)	All stock option grants in 2013 were made under our 2008 Equity Incentive Plan that is described on page 51. These option awards will vest, subject to the officer’s continued employment, in three equal annual installments beginning on the first anniversary of grant; a change in control of the Company will also cause these options to immediately vest in full.

Letter of Understanding with Jay Grinney

Other than the compensation plans and programs described under “Compensation Discussion and Analysis,” the Company had only one agreement or arrangement in effect with its officers in 2013. On December 2, 2010, we entered into a letter of understanding with Mr. Grinney governing the terms of his employment as president and chief executive officer to replace a prior agreement. The 2010 agreement expired December 2, 2013, and Mr. Grinney currently has no written employment agreement or arrangement in effect.

Pursuant to the 2010 agreement, Mr. Grinney received an annual base salary of $1,000,000, subject to annual adjustments as determined by the Committee, and an annual bonus based on both the performance of the Company and his personal performance. It also provided that he would participate in the long-term incentive awards and programs and participate in and receive benefits under certain insurance, benefit and other plans as may be in effect from time to time on such terms as are offered to our senior executive officers. Such plans include, but are not limited to, paid time off, medical, life insurance, 401(k), disability insurance, and incentive and equity compensation plans. Additionally, this agreement provided, as did his original agreement, that Mr. Grinney’s direct compensation be targeted at the 65th percentile of the competitive peer group selected by our board of directors.

Potential Payments upon Termination of Employment

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers currently employed with us would be entitled upon termination of employment by us for “cause” or without “cause” or by the executive for “good reason” or “retirement,” as those terms are defined below. As previously discussed, our Change in Control Benefits Plan does not provide benefits unless there is an associated termination of employment. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon termination of employment. In the event an NEO breaches or violates the restrictive covenants contained in the awards under our 2008 Equity Incentive Plan, the Executive Severance Plan, or the Changes in Control Benefits Plan, certain of the amounts described below may be subject to forfeiture and/or repayment.

For additional discussion of the material terms and conditions, including payment triggers, see “Severance Arrangements” on page 41. An executive cannot receive termination benefits under more than one of the plans or arrangements identified below. Retirement benefits are governed by the terms of the awards under our 2008 Equity Incentive Plan. The following table assumes the listed triggering events occur on December 31, 2013.

Name	Lump Sum Payments ($)(1)	Continuation of Insurance Benefits ($)	Accelerated Vesting of Equity Awards ($)(2)	Total Termination Benefits ($)
Jay Grinney
Executive Severance Plan
Without Cause/For Good Reason	3,000,000	23,522	11,478,322	14,501,844
Disability or Death	-	-	16,298,693	16,298,693
For Cause	-	-	-	-
Change in Control Benefits Plan	8,297,593	23,523	18,908,908	27,230,024
Retirement	N/A	N/A	N/A	N/A
Douglas E. Coltharp
Executive Severance Plan
Without Cause/For Good Reason	1,050,000	25,911	2,266,788	3,342,699
Disability or Death	-	-	3,333,395	3,333,395
For Cause	-	-	-	-
Change in Control Benefits Plan	3,096,137	38,866	3,755,001	6,890,004
Retirement	N/A	N/A	N/A	N/A
Mark J. Tarr
Executive Severance Plan
Without Cause/For Good Reason	1,200,000	10,019	2,839,861	4,049,880
Disability or Death	-	-	4,128,010	4,128,010
For Cause	-	-	-	-
Change in Control Benefits Plan	3,047,972	15,027	4,569,032	7,632,031
Retirement	N/A	N/A	N/A	N/A
John P. Whittington
Executive Severance Plan
Without Cause/For Good Reason	1,054,000	15,681	2,149,056	3,218,737
Disability or Death	-	-	2,803,673	2,803,673
For Cause	-	-	-	-
Change in Control Benefits Plan	3,171,548	23,523	3,225,792	6,420,863
Retirement	-	-	1,172,468	1,172,468
Cheryl B. Levy
Executive Severance Plan
Without Cause/For Good Reason	345,000	7,714	922,149	1,274,863
Disability or Death	-	-	1,504,292	1,504,292
For Cause	-	-	-	-
Change in Control Benefits Plan	1,304,163	15,430	1,504,292	2,823,885
Retirement	N/A	N/A	N/A	N/A

(1)	The Company automatically reduces payments under the Change in Control Benefits Plan to the extent necessary to prevent such payments being subject to “golden parachute” excise tax under Section 280G and Section 4999 of the Internal Revenue Code, but only to the extent the after-tax benefit of the reduced payments exceeds the after-tax benefit if such reduction were not made (“best payment method”). The lump sum payments shown reflect the application of this best payment method.

(2)	The value of the accelerated vesting of equity awards listed in this column has been determined based on the $33.32 closing price of our common stock on December 31, 2013.

The amounts shown in the preceding table do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. The “Lump Sum Payments” column in the above table includes the estimated payments provided for under the Executive Severance Plan and the Change in Control Benefits Plan, which are described under “Severance Arrangements”

beginning on page 41. Additionally, the Executive Severance Plan, the Change in Control Benefits Plan, and awards under the 2008 Equity Incentive Plan provide that as a condition to receipt of any payment or benefits all participants must enter into a nonsolicitation, noncompete, nondisclosure, nondisparagement and release agreement.

As of December 31, 2013, Mr. Whittington is the only named executive officer who qualifies for retirement as defined below. However, the potential equity value accelerated upon retirement for the other NEOs, had they been retirement eligible on December 31, 2013, is outlined in the table below:

Named Executive Officer	Accelerated Vesting of Equity Awards Due to Retirement (Assuming Retirement Eligible) ($)
Jay Grinney	6,960,340
Douglas E. Coltharp	1,452,750
Mark J. Tarr	1,845,419
Cheryl B. Levy	556,828

Definitions

“Cause” means, in general terms:

(i)	evidence of fraud or similar offenses affecting the Company;

(ii)	indictment for, conviction of, or plea of guilty or no contest to, any felony;

(iii)	suspension or debarment from participation in any federal or state health care program;

(iv)	an admission of liability, or finding, of a violation of any securities laws, excluding any that are noncriminal;

(v)	a formal indication that the person is a target or the subject of any investigation or proceeding for a violation of any securities laws in connection with his employment by the Company, excluding any that are noncriminal; and

(vi)	breach of any material provision of any employment agreement or other duties.

“Change in Control” means, in general terms:

(i)	the acquisition of 30% or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities; or

(ii)	the individuals who currently constitute the board of directors, or the “Incumbent Board,” cease for any reason to constitute at least a majority of the board (any person becoming a director in the future whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such person were a member of the Incumbent Board); or

(iii)	a consummation of a reorganization, merger, consolidation or share exchange, where persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not own at least 50% of the combined voting power; or

(iv)	a liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

“Good Reason” means, in general terms:

(i)	an assignment of a position that is of a lesser rank and that results in a material adverse change in reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the change, or in the case of a Change in Control ceasing to be an executive officer of a company with registered securities;

(ii)	a material reduction in compensation from that in effect immediately prior to the Change in Control; or

(iii)	any change in benefit level under a benefit plan if such change in status occurs during the period beginning 6 months prior to a Change in Control and ending 24 months after a Change in Control; or

(iv)	any change of more than 50 miles in the location of the principal place of employment.

“Retirement” means the voluntary termination of employment after attaining (a) age 65 or (b) in the event that person has been employed for 10 or more years on the date of termination, age 60.

Outstanding Equity Awards at December 31, 2013

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercie	Option Expiation	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
	Exercisable	Unexercisable	Options (#)	Price ($)	Date(2)	Vested (#)(3)	Vested ($)(4)	Not Vested (#)(5)	Not Vested ($)(6)
Jay Grinney
	200,000	–	–	26.05	5/8/2014	109,351	3,643,575	175,327	5,841,896
	130,000	–	–	26.85	3/23/2015	33,467	1,115,120	256,520	8,547,246
	150,000	–	–	26.55	2/23/2016	42,753	1,424,530	–	–
	130,000	–	–	23.19	3/2/2017	–	–	–	–
	170,540	–	–	16.27	2/28/2018	–	–	–	–
	184,490	–	–	7.85	2/27/2019	–	–	–	–
	58,810	–	–	14.95	9/2/2019	–	–	–	–
	149,982	–	–	17.30	2/26/2020	–	–	–	–
	86,340	43,170	–	24.21	2/28/2021	–	–	–	–
	55,030	110,059		21.02	2/27/2022	–	–	–	–
	–	94,340	–	24.17	2/21/2023	–	–	–	–
Douglas E. Coltharp
	15,667	7,834	–	24.21	2/28/2021	20,025	667,233	27,781	925,663
	8,711	17,421	–	21.02	2/27/2022	5,302	176,663	40,402	1,346,195
	–	14,859	–	24.17	2/21/2023	6,734	666,400	–	–
	–	–	–	–	–	20,000	224,377	–	–
Mark J. Tarr
	11,000	–	–	26.85	3/23/2015	20,025	667,233	27,781	925,663
	7,029	–	–	19.35	11/17/2015	5,302	176,663	46,174	1,538,518
	12,000	–	–	26.55	2/23/2016	7,696	1,332,800	–	–
	20,000	–	–	23.19	3/2/2017	40,000	256,431	–	–
	45,250	–	–	16.27	2/28/2018	–	–	–	–
	33,100	–	–	7.85	2/27/2019	–	–	–	–
	10,550	–	–	14.95	9/2/2019	–	–	–	–
	33,331	–	–	17.30	2/26/2020	–	–	–	–
	15,667	7,834	–	24.21	2/28/2021	–	–	–	–
	8,711	17,421	–	21.02	2/27/2022	–	–	–	–
	–	16,981	–	24.17	2/21/2023	–	–	–	–
John P. Whittington
	4,333	–	–	25.10	10/19/2016	20,025	667,233	27,781	925,663
	20,000	–	–	23.19	3/2/2017	5,302	176,663	40,556	1,351,326
	45,250	–	–	16.27	2/28/2018	6,759	133,280	–	–
	33,100	–	–	7.85	2/27/2019	4,000	225,210	–	–
	10,550	–	–	14.95	9/2/2019	–	–	–	–
	26,903	–	–	17.30	2/26/2020	–	–	–	–
	15,667	7,834	–	24.21	2/28/2021	–	–	–	–
	8,711	17,421	–	21.02	2/27/2022	–	–	–	–
	–	14,915	–	24.17	2/21/2023	–	–	–	–
Cheryl B. Levy
	11,000	–	–	24.06	3/15/2017	10,965	365,354	10,447	348,094
	–	–	–	–	–	4,986	166,134	17,700	589,764
	–	–	–	–	–	5,900	133,280	–	–
	–	–	–	–	–	4,000	196,588	–	–

Footnotes found on the next page.

(1)	All options shown above, other than options with expiration dates of November 17, 2015, vest in three equal annual installments beginning on the first anniversary of the grant date. Options with expiration dates of November 17, 2015 were granted under the Company’s now-expired Key Executive Incentive Program and vested according to the following schedule: 25% on January 1, 2007, 25% on January 1, 2008, and the remaining 50% on January 1, 2009. All per share amounts have been adjusted for the five-for-one reverse stock split that was effective on October 25, 2006.

(2)	The expiration date of each option occurs 10 years after the grant date of each option.

(3)	The first amount shown in this column is restricted stock awards resulting from the attainment of the related PSU awards’ performance objectives during the 2011-2012 performance period. The second and third amounts in this column represent the time-based restricted stock granted in 2012 and 2013 that vests in three equal installments beginning on the first anniversary of the grant date. The fourth amount in this column, if applicable, represents the one-time grant of time-based restricted stock on May 3, 2012 that vests: 20% on each of the first and second anniversaries of the grant date and 60% on the third anniversary.

(4)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2013, $33.32, by the number of shares set forth in the preceding column.

(5)	The PSU awards shown in this column are contingent upon the level of attainment of performance goals for the two-year period from January 1 of the year in which the grant is made. The determination of whether and to what extent the PSU awards are achieved will be made following the close of the two-year period. The first amount for each officer in this column represents the actual number of shares earned over the 2012-2013 performance period as officially determined by the board of directors in February 2014, which shares shall be restricted until January 2, 2015. The second amount for each officer in this column represents the number of shares to be earned assuming achievement of maximum performance during the 2013-2014 performance period on the normalized earnings per share, return on invested capital and relative total shareholder return objectives. The actual number of restricted shares earned at the end of the 2013-2014 performance period may differ.

(6)	The market value reported was calculated by multiplying the closing price of our common stock on December 31, 2013, $33.32, by the number of shares set forth in the preceding column.

Options Exercised and Stock Vested in 2013

The following table sets forth information concerning the exercise of options and the vesting of shares for our named executive officers in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jay Grinney	*	*	126,807	2,840,068
Douglas E. Coltharp	*	*	9,293	252,122
Mark J. Tarr	11,000	145,944	37,114	889,134
John P. Whittington	*	*	23,397	529,413
Cheryl B. Levy	*	*	13,984	320,618
* Did not exercise any stock options in 2013.

Equity Compensation Plans

The following table sets forth, as of December 31, 2013, information concerning compensation plans under which our securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations, or expirations since that date. All share amounts and exercise prices have been adjusted to reflect stock splits that occurred after the date on which any particular underlying plan was adopted, to the extent applicable.

	Securities to be Issued Upon Exercise		Weighted Average Exercise Price(1)	Securities Available for Future Issuance

Plans approved by stockholders	4,642,531	(2)	$20.21	4,206,112	(3)
Plans not approved by stockholders	912,435	(4)	21.98	–

Total	5,554,966		20.82	4,206,112

(1)	This calculation does not take into account awards of restricted stock, restricted stock units, or performance share units.

(2)	This amount assumes maximum performance by performance-based awards for which the performance has not yet been determined.

(3)	This amount represents the number of shares available for future equity grants under the 2008 Equity Incentive Plan approved by our stockholders in May 2011.

(4)	This amount includes (a) 805,773, and 7,029 shares issuable upon exercise of stock options outstanding under the 2005 Equity Incentive Plan, and the Key Executive Incentive Program, respectively, and (b) 99,633 restricted stock units issued under the 2004 Amended and Restated Director Incentive Plan.

Key Executive Incentive Program

On November 17, 2005, our board of directors adopted the Key Executive Incentive Program, which was a response to unusual employee retention needs we were experiencing at that particular time and served as a means of ensuring management continuity during the Company’s strategic repositioning expected to continue through 2008. The associated equity awards, which were made on November 17, 2005, were one-time special equity grants designed to keep key members of our management team intact and to be an effective deterrent to officers leaving the Company during our transition phase. Some option awards remain outstanding and are fully vested. The options vested 25% in January 2007, 25% in January 2008, and the remaining 50% in January 2009. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.

2004 Amended and Restated Director Incentive Plan

The 2004 Amended and Restated Director Incentive Plan, or the “2004 Plan,” provided for the grant of common stock, awards of restricted common stock, and the right to receive awards of common stock, which we refer to as “restricted stock units,” to our non-employee directors. The 2004 Plan expired in March 2008 and was replaced by the 2008 Equity Incentive Plan. Some awards remain outstanding. Awards granted under the 2004 Plan at the time of its termination will continue in effect in accordance with their terms. Awards of restricted stock units were fully vested when awarded and will be settled in shares of common stock on the earlier of the six-month anniversary of the date on which the director ceases to serve on the board of directors or certain change in control events. The restricted stock units generally cannot be transferred. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.

2005 Equity Incentive Plan

The 2005 Equity Incentive Plan, or the “2005 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, and other stock-based awards to our directors, executives, and other key employees as determined by our board of directors or the Compensation Committee in accordance with the terms of the 2005 Plan and evidenced by an award agreement with each participant. The 2005 Plan expired in November 2008 and was replaced by the 2008 Equity Incentive Plan. Some option awards remain outstanding and are fully vested. Awards granted under the 2005 Plan at the time of its termination will continue in effect in accordance with their terms. The outstanding options have an exercise price not less than the fair market value of such shares of common stock on the date of grant and an expiration date that is ten years after the grant date. Awards are generally protected against dilution upon the issuance of stock dividends and in the event of a stock split, recapitalization, or other major corporate restructuring.

2008 Equity Incentive Plan

Originally approved in May 2008 by our stockholders, the 2008 Equity Incentive Plan, or the “2008 Plan,” provided for the grant of stock options, restricted stock, stock appreciation rights, deferred stock, other stock-based awards and cash-settled awards, including our senior management bonus plan awards, to our directors, executives and other key employees as determined by our board of directors or its Compensation Committee in accordance with the terms of the plan and evidenced by an award agreement with each participant. In May 2011, our stockholders approved the amendment and restatement of the 2008 Plan.

The 2008 Plan now has an expiration date of December 31, 2020. Any awards outstanding under the 2008 Plan at the time of its termination will remain in effect in accordance with their terms. The aggregate number of shares of common stock available for issuance in connection with new awards under the 2008 Plan shown above is subject to equitable adjustment upon a change in capitalization of the Company or the occurrence of certain transactions affecting the common stock reserved for issuance under the plan. Any awards under the 2008 Plan must have a purchase price or an exercise price not less than the fair market value of such shares of common stock on the date of grant. Notwithstanding the foregoing, no option may be exercised and no shares of stock may be issuable pursuant to other awards under the 2008 Plan until we comply with our reporting and registration obligations under the federal securities laws, unless an exemption from registration is available with respect to such shares.

Deferred Compensation

Retirement Investment Plan

Effective January 1, 1990, we adopted the HealthSouth Retirement Investment Plan, or the “401(k) Plan,” a retirement plan intended to qualify under Section 401(k) of the Internal Revenue Code. The 401(k) Plan is open to all of our full-time and part-time employees who are at least 21 years of age. Eligible employees may elect to participate in the 401(k) Plan as of the first day of employment.

Under the 401(k) Plan, participants may elect to defer up to 100% of their annual compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites), subject to nondiscrimination rules under the Code. The deferred amounts may be invested among various investment vehicles, which do not include our common stock, managed by unrelated third parties. We will match a minimum of 50% of the amount deferred by each participant, up to 6% of such participant’s total compensation (subject to nondiscrimination rules under the Code), with the matched amount also directed by the participant. Participants are fully vested in their compensation deferrals. Matching contributions become fully vested after the completion of three years of service.

Generally, amounts contributed to the 401(k) Plan will be paid on a termination of employment, although in-service withdrawals may be made upon the occurrence of a hardship or the attainment of age 59.5. Distributions will be made in the form of a lump sum cash payment unless the participant is eligible for and elects a direct rollover to an eligible retirement plan.

Nonqualified Deferred Compensation Plan

We adopted a nonqualified deferred compensation plan, the HealthSouth Corporation Nonqualified 401(k) Plan, or the “NQ Plan,” in 2008 in order to allow deferrals above what is limited by the IRS. All of our named executive officers are eligible to participate in the NQ Plan, the provisions of which follow the 401(k) Plan.

Our NEOs and other eligible employees may elect to defer from 1% to 100% of compensation (W-2 compensation excluding certain reimbursements, stock awards, and perquisites) to the NQ Plan. We will make an employer matching contribution to the NQ Plan equal to 50% of the participant’s deferral contributions, up to a maximum match of 3% of the participant’s total compensation, less any employer matching contributions made on the participant’s behalf to the 401(k) Plan. In addition, we may elect to make a discretionary contribution to the NQ Plan with respect to any participant. We did not elect to make any discretionary contributions to the NQ Plan for 2013. All deferral contributions made to the NQ Plan are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant. Employer matching contributions vest once the participant has completed three years of service.

Deferral contributions will generally be distributed, as directed by the participant, upon either a termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may also be elected by a participant in the event of an unforeseen emergency in which case participation in the NQ Plan will be suspended. Distributions will be made in cash in the form of a lump sum payment or annual installments over a two to fifteen year period, as elected by the participant. Any amounts that are payable from the NQ Plan upon a termination of employment are subject to the six month delay applicable to specified employees under section 409A of the Code.

Participants may request, on a daily basis, to have amounts credited to their NQ Plan accounts track the rate of return based on one or more benchmark mutual funds, which are substantially the same funds as those offered under our 401(k) Plan.

The following table sets forth information as of December 31, 2013 with respect to the NQ Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Jay Grinney	140,140	70,070	(33,638)	(5)	–	1,086,493
Douglas E. Coltharp	105,414	19,845	32,666	(6)	–	224,392
Mark J. Tarr	109,655	32,897	113,622	(7)	–	469,357
John P. Whittington	119,414	20,049	(2,267)	(8)	–	1,266,184
Cheryl B. Levy	10,748	5,374	6,419	(9)	–	79,108

(1)	All amounts in this column are included in the 2013 amounts represented as “Salary” and “Non-Equity Incentive Plan Compensation,” except $77,832 for Mr. Grinney, $40,799 for Mr. Coltharp, $47,347 for Mr. Tarr, and $70,160 for Mr. Whittington included in the 2012 amounts, in the Summary Compensation Table.

(2)	All amounts in this column are included in the 2013 amounts represented as “All Other Compensation” in the Summary Compensation Table.

(3)	No amounts in this column are included, or are required to be included, in the Summary Compensation Table.

(4)	Other than the amounts reported in this table for 2013, the balances in this column were previously reported as “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” in our Summary Compensation Tables in previous years, except for the following amounts which represent the aggregate earnings, all of which are non-preferential and not required to be reported in the Summary Compensation Table: $82,951 for Mr. Grinney, $35,929 for Mr. Coltharp, $119,844 for Mr. Tarr, $249,554 for Mr. Whittington, and $14,063 for Ms. Levy.

(5)	Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): PIMCO Total Return D, Vanguard Total Bond Market Index, and PIMCO Real Return D.

(6)	Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): PIMCO Total Return D, Schwab S&P 500 Index, Europacific Growth 4, PIMCO Real Return D, Vanguard Mid Cap Index I, Columbia Contrarian Core Z, Vanguard Total Bond Market Index, and Fidelity Small Cap Discovery.

(7)	Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Mainstay Large Cap Growth R1.

(8)	Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): Columbia Acorn Z, Europacific Growth R4, PIMCO Real Return D, PIMCO Total Return D, Schwab S&P 500 Index, Vanguard Equity-Income Inv, Vanguard Total Bond Market Index, and Fidelity Small Cap Discovery.

(9)	Represents earnings and (losses) from amounts invested in the following mutual funds (all of which are provided under the 401(k) Plan): PIMCO Total Return D, Schwab S&P 500 Index, Europacific Growth 4, PIMCO Real Return D, Oakmark Equity & Income I, Schwab Value Advantage Money Inv, Columbia Contrarian Core Z, Vanguard Equity-Income Inv, Mainstay Large Cap Growth R1, Columbia Acorn Z, Vanguard Small Cap Index Signal, Vanguard Wellington Admiral Shares, Vanguard Mid Cap Index I, Vanguard Total Bond Market Index and Fidelity Small Cap Discovery.

Review and Approval of Transactions with Related Persons

For purposes of this section, an executive officer or a member of the board of directors or any family member of an executive officer or board member is referred to as a “related party.” The board of directors considers, in consultation with the Nominating/Corporate Governance Committee, whether a transaction between a related party and the Company presents any inappropriate conflicts of interest or impairs the “independence” of any director, or both. Additionally, the following are prohibited unless expressly approved in advance by the disinterested members of the board of directors:

•	transactions between the Company and any related party in which the related party has a material direct or indirect interest;

•	employment by the Company of any sibling, spouse or child of an executive officer or a member of the board of directors, other than as expressly allowed under our employment policies; and

•	any direct or indirect investment or other economic participation by a related party in any entity not publicly traded in which the Company has any direct or indirect investment or other economic interest.

Each independent director is required to promptly notify the chairman of the board of directors if any actual or potential conflict of interest arises between such member and the Company which may impair such member’s independence. If a conflict exists and cannot be resolved, such member is required to submit to the board of directors written notification of such conflict of interest and an offer of resignation from the board of directors and each of the committees on which such member serves. The board of directors need not accept such offer of resignation; however, the submission of such offer of resignation provides the opportunity for the board of directors to review the appropriateness of the continuation of such individual’s membership on the board of directors.

Members of the board of directors must recuse themselves from any discussion or decision that affects their personal, business, or professional interest. The non-interested members of the board of directors will consider and resolve any issues involving conflicts of interest of members of the board of directors.

Transactions with Related Persons

Our policies regarding transactions with related persons and other matters constituting potential conflicts of interest are contained in our Corporate Governance Guidelines and our Standards of Business Conduct which can be found on our website at http://investor.healthsouth.com.

Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest.

The following table sets forth information regarding the beneficial ownership of our common stock and 6.50% Series A Convertible Perpetual Preferred Stock as of March 4, 2014 (unless otherwise noted), for (1) each person who is known by us to own beneficially more than 5% of the outstanding shares of either class of our equity securities, (2) each director, (3) each executive officer named in the Summary Compensation Table, and (4) all of our current directors and named executive officers as a group. The address of our directors and executive officers is c/o HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243. We know of no arrangements, the operation of which may at a subsequent date result in the change of control of HealthSouth.

Name	Preferred Shares Beneficially Owned (1)	Common Shares Beneficially Owned (1)		Percent of Class (2)

Certain Beneficial Owners
BlackRock, Inc.	-	7,203,739	(3)	8.1%
Invesco Ltd.	-	6,531,415	(4)	7.4%
The Vanguard Group	-	4,807,090	(5)	5.4%
Management
John W. Chidsey	-	78,867		*
Douglas E. Coltharp	-	130,259	(6)	*
Donald L. Correll	-	50,882		*
Yvonne M. Curl	-	48,619		*
Charles M. Elson	-	54,642		*
Jay Grinney	-	2,540,467	(7)	2.9%
Jon F. Hanson	-	106,558	(8)	*
Joan E. Herman	-	8,806		*
Leo I. Higdon, Jr.	-	49,052		*
Leslye G. Katz	-	9,806		*
Cheryl B. Levy	-	91,764	(9)	*
John E. Maupin, Jr.	-	52,093		*
L. Edward Shaw, Jr.	-	68,845		*
Mark J. Tarr	-	437,884	(10)	*
John P. Whittington	-	379,454	(11)	*
All current directors and executive officers as a group	-	4,405,549	(12)	5.0%

*Less than 1%.

(1)	According to the rules adopted by the SEC, a person is a beneficial owner of securities if the person or entity has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, conversion of a security or otherwise. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power, with respect to all shares of stock listed as owned by that person.

(2)	The percentage of beneficial ownership is based upon 88,612,884 shares of common stock and 96,245 shares of preferred stock outstanding as of March 4, 2014. Those shares of preferred stock were convertible at the option of the holders into an aggregate of 3,190,089 shares of common stock, provided that, at our election, we may deliver cash in lieu of some or all of the shares otherwise deliverable.

(3)	Based on a Schedule 13G/A filed with the SEC on February 11, 2014, BlackRock, Inc. (parent holding company/control person), on behalf of a group including BlackRock Advisors (UK) Limited, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock (Luxembourg) S.A., BlackRock Fund Management Company S.A., and BlackRock International Limited, reported that, as of December 31, 2013, the group is the beneficial owner of 6,932,860 shares, with sole voting for 7,496,242 shares and sole investment power for 7,203,739 shares. This holder is located at 40 East 52nd Street, New York, New York 10022.

(4)	Based on a Schedule 13G filed with the SEC on February 10, 2014, Invesco Ltd. (investment adviser) reported, as of December 31, 2013, sole voting for 6,431,696 shares and sole investment power for 6,531,415 shares. This holder is located at 1555 Peachtree Street NE, Atlanta, GA 30309.

(5)	Based on a Schedule 13G/A filed with the SEC on February 11, 2014, The Vanguard Group (investment adviser), on behalf of a group including Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., reported, as of December 31, 2013, sole voting for 124,902 shares, sole investment power for 4,687,988 shares, and shared investment power for 119,102 shares. This holder is located at 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Includes 45,875 shares issuable upon exercise of options.

(7)	Includes 1,444,838 shares issuable upon exercise of options.

(8)	Includes 12,200 shares held in trust over which Mr. Hanson has investment power but not voting power, and 6,000 shares held by his spouse.

(9)	Includes 11,000 shares issuable upon exercise of options.

(10)	Includes 218,842 shares issuable upon exercise of options.

(11)	Includes 186,030 shares issuable upon exercise of options.

(12)	Includes 1,955,585 shares issuable upon exercise of options.

Section 16(a) of the Exchange Act, requires our directors, executive officers and, if any, beneficial holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe, based on our review of the copies of Forms 3, 4, and 5, and amendments thereto, and written representations of our directors and executive officers, that, during fiscal 2013, our directors and executive officers timely filed all reports that were required to be filed under Section 16(a).

The following table lists all of our executive officers. Each of our executive officers will hold office until his successor is elected and qualified, or until his earlier resignation or removal.

Name	Age	Position	Since
Jay Grinney	63	President and Chief Executive Officer; Director	5/10/2004
Douglas E. Coltharp	52	Executive Vice President and Chief Financial Officer	5/6/2010
Mark J. Tarr	52	Executive Vice President and Chief Operating Officer	10/1/2007
John P. Whittington	66	Executive Vice President, General Counsel and Corporate Secretary	10/19/2006
Cheryl B. Levy	55	Chief Human Resources Officer	2/24/2011
Dexanne B. Clohan, M.D.	64	Chief Medical Officer	4/24/2006
Andrew L. Price	47	Chief Accounting Officer	10/22/2009
Edmund M. Fay	47	Senior Vice President and Treasurer	3/1/2008

There are no family relationships or other arrangements or understandings known to us between any of the executive officers listed above and any other person pursuant to which he or she was or is to be selected as an officer, other than any arrangements or understandings with persons acting solely as officers of HealthSouth.

Executive Officers Who Are Not Also Directors

Douglas E. Coltharp—Executive Vice President and Chief Financial Officer

Mr. Coltharp was named executive vice president and chief financial officer on May 6, 2010. Prior to joining us, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, LLC, a boutique investment banking firm and private equity firm, from May 2007 to May 2010. Prior to that, he served 11 years as executive vice president and chief financial officer for Saks Incorporated and its predecessor organization. Prior to joining Saks in November 1996, Mr. Coltharp spent approximately 10 years with Nations Bank, N.A. and its predecessors in various positions of increasing responsibilities culminating in senior vice president and head of southeast corporate banking. He currently serves as a member of the board of directors of Under Armour, Inc.

Mark J. Tarr—Executive Vice President and Chief Operating Officer

Mr. Tarr was named executive vice president of our operations on October 1, 2007, to which the chief operating officer designation was added on February 24, 2011. Mr. Tarr joined us in 1993, and has held various management positions with us, including serving as president of our inpatient division from 2004 to 2007, as senior vice president with responsibility for all inpatient operations in Texas, Louisiana, Arkansas, Oklahoma, and Kansas from 1997 to 2004, as director of operations of our 80-bed rehabilitation hospital in Nashville, Tennessee from 1994 to 1997, and as chief executive officer/administrator of our 70-bed rehabilitation hospital in Vero Beach, Florida from 1992 to 1994.

John P. Whittington—Executive Vice President, General Counsel and Corporate Secretary

Mr. Whittington was named executive vice president, general counsel and corporate secretary on October 19, 2006, having served as interim general counsel and corporate secretary since July 26, 2006. Prior to joining us, Mr. Whittington was a partner of the law firm Bradley Arant Boult Cummings LLP, which is based in Birmingham, Alabama. He chaired the restructuring and reorganization practice group at Bradley Arant from 1990 to 2005. He served as an adjunct professor at Cumberland School of Law, Samford University, located in Birmingham, Alabama from 1990 to 2006. He has also served as a member of the dean’s advisory board at Cumberland School of Law since 2004. He is a member of the Birmingham Bar Association, Alabama State Bar, and American Bar Association. Mr. Whittington currently serves as the lead independent director of Congoleum Corporation (privately held).

Cheryl B. Levy—Chief Human Resources Officer

Ms. Levy has served as principal human resources officer since March 15, 2007. Prior to joining us, Ms. Levy served as the national director, human resources/recruiting, for KPMG LLP, where she advised clients in such diverse areas as recruitment, compensation, benefits, training, development and employee relations from 1999 to 2007. Prior to joining KPMG, she held senior executive human resources positions at several health services companies including Preferred Care Partners Management Group, LP, a large skilled nursing facility company in Texas.

Dexanne B. Clohan—Chief Medical Officer

Dr. Clohan, a board-certified physical medicine and rehabilitation physician, was named chief medical officer on April 24, 2006. From 2002 to 2006, Dr. Clohan served as medical director, national accounts, for Aetna, Inc., and from 1998 to 2002, she served as a medical director for Aetna and its predecessor Prudential Healthcare. In these roles, she represented one of the largest national health insurance companies to practicing physicians and to large employers with responsibilities ranging from quality and accreditation to benefit design consultation. Dr. Clohan’s prior experience includes her clinical practice at an inpatient rehabilitation hospital in Southern California and her service in health policy and advocacy positions, including director of congressional affairs for the American Medical Association. She currently serves on the evidence based practice committee of the American Academy of Physical Medicine and Rehabilitation, which has the responsibility for strategic oversight of the Academy’s quality efforts. She also co-chairs the quality task force of the American Medical Rehabilitation Providers Association and is active in other professional associations. Dr. Clohan serves on the boards and the executive committees of the Foundation for Physical Medicine and Rehabilitation and the Arthritis Foundation, Southeast Region.

Andrew L. Price—Chief Accounting Officer

Mr. Price was named chief accounting officer in October 2009 and has held various management positions with us since joining HealthSouth in June 2004 including senior vice president of accounting and vice president of operations accounting. Prior to joining us, Mr. Price served as senior vice president and corporate controller of Centennial HealthCare Corp, an Atlanta-based operator of skilled nursing centers and home health agencies, from 1996 to 2004, and as a manager in the Atlanta audit practice of BDO Seidman, LLC. Mr. Price is a certified public accountant and member of the American Institute of Certified Public Accountants.

Edmund M. Fay—Senior Vice President and Treasurer

Mr. Fay joined HealthSouth in 2008 as senior vice president and treasurer. Mr. Fay has more than 16 years of experience in financial services specializing in corporate development, mergers and acquisitions, bank treasury management, fixed income and capital markets products. Prior to joining us, he served in various positions at Regions Financial Corporation, including executive vice president of strategic planning/mergers and acquisitions, senior vice president and senior treasury officer, from 2001 to 2008. Prior to 2001, he also held vice president positions at Wachovia Corporation for asset and liability management and at J.P. Morgan & Company, Inc. for global treasury and capital management.

Other Business

We know of no other matters to be submitted at the annual meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the annual meeting.

Annual Report to Stockholders

A copy of our annual report to stockholders for the fiscal year ended December 31, 2013 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. Our annual report to stockholders is not incorporated into this proxy statement and will not be deemed to be solicitation material. A copy of our 2013 Form 10-K is available without charge from the “Investors” section of our website at http://investor.healthsouth.com. Our 2013 Form 10-K is also available in print to stockholders without charge and upon request, addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Investor Relations.

Proposals for 2015 Annual Meeting of Stockholders

Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2015 annual meeting of stockholders must be received by us no later than the close of business on December 3, 2014, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act in order to be considered for inclusion in the 2015 proxy statement and form of proxy.

You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. In accordance with Section 2.9 of our Bylaws, to be timely your proposal must be delivered to or mailed and received at our principal executive offices on or after January 2, 2015 and not later than February 1, 2015; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after anniversary date of this year’s annual meeting, your proposal, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

All stockholder proposals must be in the form set forth in Section 2.9 of our Bylaws and must be addressed to HealthSouth Corporation, 3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243, Attention: Corporate Secretary. Section 2.9 of our Bylaws requires, among other things, that the proposal must set forth:

(1)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting;

(2)	the name and record address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made such person;

(3)	the class or series and number of shares of our capital stock which are owned beneficially or of record by that person or persons and any affiliate or associate;

(4)	the name of each nominee holder of all shares of our capital stock owned beneficially and the number of such shares of stock held by each nominee holder;

(5)	whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(6)	whether and the extent to which any other transaction, agreement, arrangement or understanding has been made by or on behalf of that person or persons, or any affiliate or associate, that would mitigate loss to, or to manage risk or benefit of price changes for, that person or persons, or any affiliate or associate, or increase or decrease the voting power or pecuniary or economic interest of that person or persons, or any affiliate or associate, with respect to a security issued by us;

(7)	a description of all agreements, arrangements or understandings between that person or persons, or any affiliate or associate, and any other person or persons (including their names) in connection with the

(8)	proposal and any material interest of the other person or persons, or any affiliate or associate, in the business being proposed, including any anticipated benefits;

(9)	a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and

(10)	any other information relating to that person or persons that would be required to be disclosed in a proxy statement with respect to the proposed business to be brought by such person before the annual meeting.

A stockholder proposing business for the annual meeting must update and supplement the notice required by Section 2.9 of our Bylaws so that the information in the notice is true and correct as of the record date(s) for determining the stockholders entitled to receive notice of and to vote at the annual meeting. Any stockholder that intends to submit a proposal should read the entirety of the requirements in Section 2.9 of our Bylaws which can be found in the “Corporate Governance” section of our website at http://investor.healthsouth.com.

Appendix A

Reconciliations of Non-GAAP Financial Measures to GAAP Results

To help our readers understand our past financial performance, our future operating results, and our liquidity, we supplement the financial results we provide in accordance with generally accepted accounting principles in the United States of America (“GAAP”) with certain non-GAAP financial measures, including Adjusted EBITDA. Our management regularly uses our supplemental non-GAAP financial measures to understand, manage, and evaluate our business and make operating decisions. We believe Adjusted EBITDA is a measure of our ability to service our debt and our ability to make capital expenditures.

We use Adjusted EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our credit agreement, which is discussed in more detail in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Liquidity and Capital Resources,” and Note 8, Long-term Debt, to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Form 10-K”). These covenants are material terms of the credit agreement. Noncompliance with these financial covenants under the credit agreement—its interest coverage ratio and its leverage ratio—could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms favorable to those in our existing credit agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying common stock dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to our assessment of our liquidity.

In general terms, the credit agreement definition of Adjusted EBITDA, referred to as “Adjusted Consolidated EBITDA” there, allows us to add back to consolidated net income interest expense, income taxes, and depreciation and amortization and then add back to consolidated net income (1) all unusual or nonrecurring items reducing consolidated net income (of which only up to $10 million in a year may be cash expenditures), (2) costs and expenses related to refinancing transactions (in years prior to 2012), (3) any losses from discontinued operations and closed locations, (4) costs and expenses, including legal fees and expert witness fees, incurred with respect to litigation associated with stockholder derivative litigation, including the matters related to Ernst & Young LLP and Richard Scrushy discussed in Note 18, Contingencies and Other Commitments, to the consolidated financial statements included in the 2013 Form 10-K, and (5) share-based compensation expense. We also subtract from consolidated net income all unusual or nonrecurring items to the extent they increase consolidated net income.

Under the credit agreement, the Adjusted EBITDA calculation does not include net income attributable to noncontrolling interests and includes (1) gain or loss on disposal of assets, (2) professional fees unrelated to the stockholder derivative litigation, and (3) unusual or nonrecurring cash expenditures in excess of $10 million. These items may not be indicative of our ongoing performance, so the Adjusted EBITDA calculation presented here includes adjustments for them.

However, Adjusted EBITDA is not a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements accompanying the 2013 Form 10-K.

Appendix A

Reconciliation of Net Income to Adjusted EBITDA

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(In Millions)
Net income	$381.4	$235.9	$254.6	$939.8	$128.8
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	1.1	(4.5)	(49.9)	(9.2)	(17.7)
Provision for income tax expense (benefit)	12.7	108.6	37.1	(740.8)	(2.9)
Loss on interest rate swaps	—	—	—	13.3	19.6
Interest expense and amortization of debt discounts and fees	100.4	94.1	119.4	125.6	125.7
Loss on early extinguishment of debt	2.4	4.0	38.8	12.3	12.5
Professional fees—accounting, tax, and legal	9.5	16.1	21.0	17.2	8.8
Government, class action, and related settlements	(23.5)	(3.5)	(12.3)	1.1	36.7
Depreciation and amortization	94.7	82.5	78.8	73.1	67.6
Stock-based compensation expense	24.8	24.1	20.3	16.4	13.4
Net income attributable to noncontrolling interests	(57.8)	(50.9)	(45.9)	(40.8)	(34.0)
Gain on consolidation of St. Vincent
Rehabilitation Hospital	—	(4.9)	—	—	—
Other, including noncash loss on disposal or impairment of assets	5.9	4.4	4.3	1.6	5.2

Adjusted EBITDA	$551.6	$505.9	$466.2	$409.6	$363.7

Appendix A

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(In Millions)
Net cash provided by operating activities	$470.3	$411.5	$342.7	$331.0	$406.1
Provision for doubtful accounts	(26.0)	(27.0)	(21.0)	(16.4)	(30.7)
Professional fees—accounting, tax, and legal	9.5	16.1	21.0	17.2	8.8
Interest expense and amortization of debt discounts and fees	100.4	94.1	119.4	125.6	125.7
UBS Settlement proceeds, gross	—	—	—	—	(100.0)
Equity in net income of nonconsolidated affiliates	11.2	12.7	12.0	10.1	4.6
Net income attributable to noncontrolling interests in continuing operations	(57.8)	(50.9)	(47.0)	(40.9)	(33.3)
Amortization of debt discounts and fees	(5.0)	(3.7)	(4.2)	(6.3)	(6.6)
Distributions from nonconsolidated affiliates	(11.4)	(11.0)	(13.0)	(8.1)	(8.6)
Current portion of income tax expense (benefit)	6.3	5.9	0.6	2.9	(7.0)
Change in assets and liabilities	48.9	58.1	41.4	5.7	9.1
Net premium paid on bond issuance/redemption	1.7	1.9	22.8	—	—
Cash used in (provided by) operating activities of discontinued operations	1.9	(2.0)	(9.1)	(13.2)	(5.7)
Other	1.6	0.2	0.6	2.0	1.3

Adjusted EBITDA	$551.6	$505.9	$466.2	$409.6	$363.7

For the year ended December 31, 2013, net cash used in investing activities was $226.2 million and resulted primarily from increased capital expenditures and the acquisition of Walton Rehabilitation Hospital. Net cash used in financing activities during the year ended December 31, 2013 was $312.4 million and resulted primarily from repurchases of common stock as part of the tender offer completed in the first quarter of 2013.

For the year ended December 31, 2012, net cash used in investing activities was $178.8 million and resulted primarily from capital expenditures. Net cash used in financing activities during the year ended December 31, 2012 was $130.0 million and resulted primarily from distributions paid to noncontrolling interests of consolidated affiliates, repurchases of 46,645 shares of the Company’s convertible perpetual preferred stock, dividends paid on the Company’s convertible perpetual preferred stock, and net principal payments on debt offset by capital contributions from consolidated affiliates.

For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.3 million and resulted primarily from net debt payments, including the optional redemption of the Company’s 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company’s convertible perpetual preferred stock.

For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the

Appendix A

sale of the Company’s hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.5 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

For the year ended December 31, 2009, net cash used in investing activities was $133.0 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the year ended December 31, 2009 was $224.3 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company’s convertible perpetual preferred stock, and debt amendment and issuance costs.

Appendix A

We also use adjusted free cash flow as an analytical indicator to assess our performance. Management believes the presentation of adjusted free cash flow provides investors an efficient means by which they can evaluate our capacity to reduce debt, pursue development activities, and return capital to our common stockholders. This measure is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities. Our definition of adjusted free cash flow is limited and does not represent residual cash flows available for discretionary spending. Because this measure is not determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. See the consolidated statements of cash flows included in the 2013 Form 10-K for the GAAP measures of cash flows from operating, investing, and financing activities.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(In Millions)
Net cash provided by operating activities	$470.3	$411.5	$342.7	$331.0	$406.1
Impact of discontinued operations	1.9	(2.0)	(9.1)	(13.2)	(5.7)

Net cash provided by operating activities of continuing operations	472.2	409.5	333.6	317.8	400.4
Capital expenditures for maintenance	(74.8)	(83.0)	(50.8)	(37.9)	(33.2)
Net settlements on interest rate swaps	—	—	(10.9)	(44.7)	(42.2)
Dividends paid on convertible perpetual preferred stock	(23.0)	(24.6)	(26.0)	(26.0)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(46.3)	(49.3)	(44.2)	(34.4)	(32.6)
Nonrecurring items:
UBS Settlement proceeds, less fees to derivative plaintiffs’ attorneys	—	—	—	—	(73.8)
Net premium paid on bond issuance/redemption	1.7	1.9	22.8	—	—
Cash paid for professional fees—accounting, tax, and legal	7.0	16.1	21.0	17.2	15.3
Cash paid for government, class action, and related settlements	(5.9)	(2.6)	5.7	2.9	11.2
Income tax refunds related to prior periods	—	—	(7.9)	(13.5)	(63.7)

Adjusted free cash flow	$330.9	$268.0	$243.3	$181.4	$155.4

HEALTHSOUTH CORPORATION 3660 GRANDVIEW PARKWAY SUITE 200 BIRMINGHAM, AL 35243

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 30, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M66785-P48307	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

HEALTHSOUTH CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors				☐	☐	☐
	Nominees:
	01)	John W. Chidsey	06)	Joan E. Herman
	02)	Donald L. Correll	07)	Leo I. Higdon, Jr.
	03)	Yvonne M. Curl	08)	Leslye G. Katz
	04)	Charles M. Elson	09)	John E. Maupin, Jr.
	05)	Jay Grinney	10)	L. Edward Shaw, Jr.

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2014.								☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:									For	Against	Abstain

3.	An advisory vote to approve executive compensation.								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, mark here. (see reverse for instructions) ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Document is available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — —

M66786-P48307

HEALTHSOUTH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

THURSDAY, MAY 1, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John P. Whittington and Mark J. Tarr, and each of them, as attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock and 6.50% series A convertible perpetual preferred stock of HealthSouth Corporation that the undersigned would be entitled to vote if personally present at the 2014 Annual Meeting of Stockholders at 11:00 A.M. Central Time, on Thursday, May 1, 2014, and at any postponement or adjournment thereof, with all powers that the undersigned would have if personally present.

This proxy, when properly executed, will be voted as specified by the undersigned on the reverse side. If no choice is specified, the proxy will be voted as to all shares of the undersigned: FOR the election of all nominees for director listed on the reverse side and FOR Proposals 2 and 3. The proxies are hereby authorized to vote all shares of the undersigned in their discretion upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed on the reverse side)